UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.         )

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Genuine Parts Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENUINE PARTS COMPANY

2999 Circle 75 Parkway

Atlanta, Georgia 30339

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

April 28, 2014

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:

The 2014 Annual Meeting of Shareholders of Genuine Parts Company, a Georgia corporation, will be held at the Company’s headquarters, 2999 Circle 75 Parkway, Atlanta, Georgia, on Monday, the 28th day of April 2014, at 10:00 a.m., for the following purposes:

(1)  To elect as directors the thirteen nominees named in the attached proxy statement;

(2)  To approve, by a non-binding advisory vote, the compensation of the Company’s executive officers;

(3)  To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014; and

(4)  To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

Information relevant to these matters is set forth in the attached proxy statement. Only holders of record of Common Stock at the close of business on February 18, 2014 will be entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 28, 2014.

The Proxy Statement and the 2013 Annual Report to Shareholders are available at

http://www.proxydocs.com/gpc

By Order of the Board of Directors,

CAROL B. YANCEY
Executive Vice President, Chief Financial Officer and
Corporate Secretary

Atlanta, Georgia

February 27, 2014

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE, OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

GENUINE PARTS COMPANY

2999 Circle 75 Parkway

Atlanta, Georgia 30339

PROXY STATEMENT

ANNUAL MEETING — APRIL 28, 2014

This proxy statement is being furnished to the shareholders of Genuine Parts Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2014 Annual Meeting of Shareholders to be held on Monday, April 28, 2014, at 10:00 a.m. local time and at any reconvened meeting following any adjournment thereof. The Annual Meeting will be held at the Company’s headquarters, 2999 Circle 75 Parkway, Atlanta, Georgia.

This proxy statement and the accompanying proxy card are first being mailed to shareholders and made available on our website on or about February 27, 2014. The Company’s 2013 annual report to the shareholders, including consolidated financial statements for the year ended December 31, 2013, is enclosed.

VOTING

Shareholders of record can simplify their voting and reduce the Company’s costs by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker (in “street name”), the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or broker. If you do not choose to vote by telephone or the Internet, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity.

All proxies properly voted by telephone or the Internet and all properly executed written proxy cards that are delivered to the Company (and not later revoked) will be voted in accordance with instructions given in the proxy. When voting on the election of directors, you may (1) vote FOR all nominees listed in this proxy statement, (2) WITHHOLD AUTHORITY to vote for all nominees, or (3) WITHHOLD AUTHORITY to vote for one or more nominees but vote FOR the other nominees. When voting on the approval of the Company’s executive compensation program and the ratification of the selection of independent auditors, you may vote FOR or AGAINST the proposal or you may ABSTAIN from voting.

If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted FOR all nominees to the Board of Directors listed in this proxy statement, FOR the proposal to approve the Company’s executive compensation program, and FOR the ratification of the selection of independent auditors for the fiscal year ending December 31, 2014. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this proxy statement and the accompanying Notice of 2014 Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented thereby in their discretion.

If you hold your shares in street name and you do not instruct your bank or brokerage firm in accordance with their directions how to vote your shares prior to the date of the Annual Meeting, your bank or brokerage firm cannot vote your shares (referred to as “broker non-votes”) on the following proposals: “Proposal 1 — Election of Directors,” or “Proposal 2 — Advisory Vote on Executive Compensation,” and such shares will be considered “broker non-votes” and will not affect the outcome of these votes. However, your bank or brokerage firm may vote your shares in its discretion on “Proposal 3 — Ratification of Selection of Independent Auditors.”

A shareholder of record who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Corporate

Secretary of the Company at the Company’s address shown above, by delivery of a proxy bearing a later date (including a later vote by telephone or the Internet), or by voting in person at the Annual Meeting. Street name holders may revoke their proxies prior to the Annual Meeting by following the procedures specified by their bank or brokerage firm.

Only holders of record of the Company’s Common Stock at the close of business on the record date for the Annual Meeting, which is February 18, 2014, are entitled to vote at the Annual Meeting. Persons who hold shares of Common Stock in street name as of the record date may vote at the Annual Meeting only if they hold a valid proxy from their bank or brokerage firm. At the close of business on February 18, 2014, the Company had outstanding and entitled to vote at the Annual Meeting 153,727,213 shares of Common Stock.

On each proposal presented for a vote at the Annual Meeting, each shareholder is entitled to one vote per share of Common Stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. Shares represented at the Annual Meeting that are abstained or withheld from voting and broker non-votes will be considered present for purposes of determining a quorum at the Annual Meeting. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

The vote required for (1) the election of directors, (2) the advisory vote on executive compensation, and (3) the ratification of the selection of independent auditors is the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote on such proposal which are represented at the Annual Meeting. Because votes withheld and abstentions will be considered as present and entitled to vote at the Annual Meeting but will not be voted “for” these proposals, they will have the same effect as votes “against” these proposals.

Although the advisory vote on executive compensation is non-binding as provided by law, the Company’s Board of Directors will review the results of the vote and take it into account in making future determinations concerning executive compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of twelve directorships. The Compensation, Nominating and Governance Committee has recommended all twelve of the current Board members for re-election, and has recommended an additional nominee, Mr. Gary P. Fayard, increasing the number of directors to thirteen as of the date of the Annual Meeting. The Board of Directors has approved the recommendation of its Compensation, Nominating and Governance Committee to increase the number of directorships to thirteen as of the date of the 2014 Annual Meeting and has nominated the thirteen nominees named below to serve as directors until the 2015 Annual Meeting and the election and qualification of their successors.

In the event that any nominee is unable to serve (which is not anticipated), the Board of Directors may:

•	designate a substitute nominee, in which case the persons designated as proxies will cast votes for the election of such substitute nominee;

•	allow the vacancy to remain open until a suitable candidate is located and nominated; or

•	adopt a resolution to decrease the authorized number of directorships.

If any incumbent director nominee in an uncontested election should fail to receive the required affirmative vote of the holders of a majority of the shares entitled to vote which are represented at the Annual Meeting, under Georgia law, the director remains in office as a “holdover” director until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. In the event of a holdover director, the Board of Directors in its discretion may request the director to resign from the Board. If the director resigns, the Board of Directors may:

•	immediately fill the resulting vacancy;

•	allow the vacancy to remain open until a suitable candidate is located and appointed; or

•	adopt a resolution to decrease the authorized number of directorships.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES.

Set forth below is certain information about each of the thirteen nominees for director. For additional information about the nominees, including the experience, qualifications, attributes and skills that our Board believes makes them well qualified to serve as directors, as well as information about our director independence requirements, our director nominating process, our board leadership structure and other corporate governance matters, see “Corporate Governance” below.

NOMINEES FOR DIRECTOR

Name, Principal Occupation, Certain Other Current and Past Directorships and Age	Director Since
Dr. Mary B. Bullock was named Executive Vice Chancellor of Duke Kunshan University, a collaboration between Duke University, Wuhan University and the city of Kunshan in China, in September 2012. Dr. Bullock is President Emerita of Agnes Scott College in Atlanta, Georgia, where she served as President from 1995 until her retirement in August of 2006. Between 2007 and 2012, Dr. Bullock was a visiting part-time professor at Emory University. Dr. Bullock is 69.	2002
Paul D. Donahue was named President of the Company in January of 2012, and has served as President of the Company’s U.S. Automotive Parts Group since July 6, 2009. Mr. Donahue served as Executive Vice President of the Company from August 2007 until his appointment as President. In addition, between 2004 and June 2007, Mr. Donahue served as President and Chief Operating Officer of S. P. Richards Company, a wholly-owned subsidiary of the Company. Mr. Donahue is 57.	2012
Jean Douville is the Chairman of the Board of Directors of the Company’s wholly-owned subsidiary, UAP Inc., having been a director since 1981 and Chairman since 1993. He served as President of UAP Inc. from 1981 through 2000 and as Chief Executive Officer from 1982 through 2000. UAP Inc. is a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. Mr. Douville is Chairman of the Board of Banque Nationale du Canada and a director of Richelieu Hardware Ltd. Mr. Douville is 70.	1992

Gary P. Fayard is Executive Vice President and Chief Financial Officer of the Coca-Cola Company. Mr. Fayard joined the Coca Cola Company in 1994 as Vice President and Controller. He was promoted to the role of Senior Vice President and Chief Financial Officer in 1999 and to his current position in 2003. He has served as Director on numerous for-profit and not-for-profit boards, including service on the Coca-Cola Enterprises, Inc. board from 2001 until 2009, and currently serves on the board of directors of Coca-Cola FEMSA. Mr. Fayard is 61.

N/A
Thomas C. Gallagher has been Chief Executive Officer of the Company since August 2004 and Chairman of the Board since February 2005. Mr. Gallagher served as President of the Company from 1990 until January 2012 and Chief Operating Officer of the Company from 1990 until August 2004. Mr. Gallagher was elected to the board of Oxford Industries, Inc. on June 20, 2013. Mr. Gallagher is 66.	1990
George C. “Jack” Guynn retired in October 2006 as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. Mr. Guynn is a director of Oxford Industries, Inc. and Acuity Brands. Mr. Guynn is also a trustee of Ridgeworth Investments. Mr. Guynn is 71.	2006
John R. Holder is Chairman and Chief Executive Officer of Holder Properties, a commercial and residential real estate development, leasing, and management company based in Atlanta. Mr. Holder has held the position of Chairman since 1989 and Chief Executive Officer since 1980. He is also a director of Oxford Industries, Inc. Mr. Holder is 59.	2011

Name, Principal Occupation, Certain Other Current and Past Directorships and Age	Director Since

John D. Johns is Chairman, President and Chief Executive Officer of Protective Life Corporation in Birmingham, Alabama. Mr. Johns has served as President and Chief Executive Officer of Protective Life Corporation since January 2002 and became Chairman in January 2003. He served as President and Chief Operating Officer of Protective Life from August 1996 through December 2001, and from October 1993 through August 1996 he served as Executive Vice President and Chief Financial Officer. Mr. Johns also serves as a director of Regions Financial Corporation. He is also a director of Alabama Power Company, a wholly owned subsidiary of The Southern Company, whose common shares are not publicly traded. Mr. Johns is 62.

2002

Michael M.E. Johns, M.D. is a Professor at the Schools of Medicine and Public Health at Emory University. Dr. Johns served as Chancellor of Emory University from 2007 to 2012. From June 1996 to October 2007, Dr. Johns served as Executive Vice President for Health Affairs, Emory University; Chief Executive Officer of the Robert W. Woodruff Health Sciences Center; and Chairman of Emory Healthcare, Emory University. From 1990 to June 1996, Dr. Johns served as Dean of the School of Medicine, Johns Hopkins University. Dr. Johns is also a director of Johnson & Johnson and AMN Healthcare. Dr. Johns is 72.

2000

Robert C. “Robin” Loudermilk, Jr. is currently President and Chief Executive Officer of The Loudermilk Companies, LLC, a real estate management company, a position he has held since January 1, 2012. Previously he served as President of Aaron’s Inc., a furniture, electronics and home appliance retailer from 1997 through November 2011 and as Chief Executive Officer of Aaron’s Inc. from 2008 through November 2011. He also served in various other positions at Aaron’s Inc., beginning as an Assistant Store Manager in 1985 and including service as the Chief Operating Officer from 1997 until 2008. Mr. Loudermilk also previously served as a director of Aaron’s Inc. Mr. Loudermilk is 54.

2010
Wendy B. Needham was Managing Director, Global Automotive Research for Credit Suisse First Boston, an investment banking firm, from August 2000 to June 2003, and a Principal, Automotive Research, for Donaldson, Lufkin and Jenrette from 1994 to 2000. Ms. Needham previously served as a director of Asahi Tec. Ms. Needham is 61.	2003
Jerry W. Nix served as the Vice Chairman of the Board of Directors from November 2005 until his retirement as CFO in March, 2013. He served as Chief Financial Officer of the Company from 2000 to 2013. Previously, Mr. Nix held the position of Executive Vice-President-Finance from February 2000 until November 2005 and Senior Vice President-Finance from 1990 through 1999. Mr. Nix currently serves as a director on the board of Synovus Financial Corp. Mr. Nix is 68.	2005

Gary W. Rollins is currently Vice Chairman and Chief Executive Officer of Rollins, Inc., a national provider of consumer services headquartered in Atlanta, Georgia. He has served as CEO since 2001 and was named Vice Chairman in 2013. Previously, he served as its President and Chief Operating Officer from 1984 through 2012. Mr. Rollins is a director of Rollins, Inc. and two related public companies: RPC, Inc. and Marine Products Corporation. Each of Rollins, Inc., RPC, Inc. and Marine Products Corporation is a controlled company (as defined by the NYSE rules) and is under the common control of a group that includes Mr. Rollins, his brother and certain companies controlled by Mr. Rollins and his brother. Mr. Rollins is 69.

2005

CORPORATE GOVERNANCE

Independent Directors

The Company’s Common Stock is listed on the New York Stock Exchange. The NYSE requires that a majority of the directors, and all of the members of certain committees of the board of directors be “independent directors,” as defined in the NYSE corporate governance standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that nine of the Company’s thirteen current and proposed directors have no other direct or indirect relationships with the Company and therefore are independent directors according to the NYSE corporate governance standards and an analysis of all facts specific to each director. The independent directors and nominees are: Mary B. Bullock, Gary P. Fayard, George C. “Jack” Guynn, John R. Holder, John D. Johns, Michael M. E. Johns, M.D., Robert C. “Robin” Loudermilk, Wendy B. Needham and Gary W. Rollins.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines, as well as the charters of the Compensation, Nominating and Governance Committee and the Audit Committee, are available on the Company’s website at www.genpt.com.

Non-Management Director Meetings and Presiding Independent Director

Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet separately from the other directors in regularly scheduled executive sessions at least annually and at such other times as may be scheduled by the Chairman of the Board or by the presiding independent director or as may be requested by any non-management director.

The independent directors serving on the Company’s Board of Directors appointed Gary W. Rollins to serve as the Board’s presiding independent director effective in April 2013. As the presiding independent director, Mr. Rollins presides at all meetings of non-management and independent directors and serves as a liaison between the Chief Executive Officer and the non-management and independent directors. During 2013, the independent directors held four meetings without management. The former lead independent director, Mr. Hicks Lanier, presided over one of these meetings, and Mr. Rollins presided over the remaining three meetings.

Board Leadership Structure

The Board has appointed the Company’s Chief Executive Officer to serve as Chairman of the Board. In his position as CEO, Mr. Gallagher has primary responsibility for the day-to-day operations of the Company and provides consistent leadership on the Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Board (with input from the presiding independent director), presides over its meetings and communicates its strategic findings and guidance to management. The Board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy. The Board believes that this leadership structure — a combined Chairman of the Board and Chief Executive Officer — is the most effective structure for the Company at this time and is instrumental in unifying the Company’s strategy behind a single vision. In addition, we have found that our CEO is the most knowledgeable member of the Board regarding risks the Company may be facing and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks.

As noted earlier, the independent directors have appointed a presiding independent director, which provides balance to the Board’s structure. With a supermajority of independent directors, an Audit Committee and a Compensation, Nominating and Governance Committee each comprised entirely of independent directors, and a presiding independent director to oversee all meetings of the non-management directors, the Company’s Board of Directors is comfortable that its existing leadership structure provides for an appropriate balance that best serves the Company and its shareholders. The Board of Directors periodically reviews its leadership structure to ensure that it remains the optimal structure for our Company and our shareholders.

Director Nominating Process

Shareholders may recommend a director nominee by writing to the Corporate Secretary specifying the nominee’s name and the other required information as set forth in the Company’s By-laws. The By-laws require, among other things, that the shareholder making the nomination: (1) notify us in writing no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; (2) include certain information about the nominee, including his or her name, occupation and Company share ownership; (3) include certain information about the shareholder proponent and the beneficial owner, if any on whose behalf the nomination is made, including such person or entity’s name, address, Company share ownership and certain other information regarding the relationship between the shareholder and beneficial owner, if applicable, and any derivative or hedging positions in Company securities; and (4) update the required information as of the record date and after any subsequent change. The notice must comply with all requirements of the By-laws and, if the nomination is to be included in next year’s proxy statement, the requirements of SEC Rule 14a-8 and must be timely received by the Corporate Secretary at Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339.

The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Compensation, Nominating and Governance Committee, in consultation with the Chairman of the Board, annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board to determine whether the Board would better be enhanced by the addition of one or more directors. This review includes, among other relevant factors in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills. With regard to diversity, the Board and the Compensation, Nominating and Governance Committee believe that sound governance of the Company in an increasingly complex international marketplace requires a wide range of viewpoints. As a result, although the Board does not have a formal policy regarding Board diversity, the Board and the Committee believe that the Board should be comprised of a well-balanced group of individuals with diverse backgrounds, educations, experiences and skills that contribute to board diversity, and the Compensation, Nominating and Governance Committee considers such factors when reviewing potential candidates.

If the Compensation, Nominating and Governance Committee determines that adding a new director is advisable, the Committee initiates a search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Compensation, Nominating and Governance Committee considers all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates is presented to the Compensation, Nominating and Governance Committee, and the Committee evaluates the candidates based on the needs of the Board at that time. Potential candidates are evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Compensation, Nominating and Governance Committee, another director, Company management, a search firm or another third party. The Compensation, Nominating and Governance Committee then submits any recommended candidate(s) to the full Board of Directors for approval and recommendation to the shareholders.

The Company’s Board of Directors is comprised of individuals with diverse experience at policy-making levels in a variety of businesses, as well as in education and non-profit organizations in areas that are relevant to the Company’s activities. Each director was nominated on the basis of the unique experience, qualifications, attributes and skills that he or she brings to the Board, as well as how those factors blend with those of the others on the Board as a whole. On an individual basis:

•	Dr. Bullock brings to the Board her extensive experience with work force issues and strategic planning gained during her tenure as president of an independent national liberal arts college for women.

•

Mr. Donahue has eleven years of successful operating and management experience with the Company, which has included extensive involvement with numerous operating divisions within the Company. Prior to joining the Company, Mr. Donahue spent 24 years with a publicly traded consumer products manufacturer, ten of which were in their office products division. While there, he successfully held a number of sales, marketing, operations and executive positions. Mr. Donahue’s proven leadership, experience and success have contributed to the success of the Company and are beneficial to our Board.

•

Mr. Douville brings both management and industry experience as a former CEO and current Chairman of UAP/NAPA Canada, our Canadian subsidiary. In addition, as the chairman of a major Canadian bank, he is able to share his insights into international and other macro-economic trends.

•

Mr. Fayard will bring to the Board a wealth of financial, accounting, and auditing knowledge as CFO of one of America’s largest corporations. Additionally, Mr. Fayard has served as Director on numerous for-profit and not-for-profit boards, giving him direct exposure to a wide variety of businesses and industries. His financial background and broad business exposure will bring significant contributions to our Board.

•

Mr. Gallagher has 43 years of operating experience with the Company and brings insight into all aspects of our business due to both his current role and his history with the Company. Mr. Gallagher’s leadership, together with the skills and knowledge of the industry and the Company gained in his tenure with the Company, has been instrumental in the growth and success of the Company. Mr. Gallagher also brings extensive experience as a former director of other NYSE-listed companies and as a current director of Oxford Industries, Inc.

•

Mr. Guynn’s prior role as President and CEO of the Federal Reserve Bank of Atlanta provides the Board with information and insight into areas of government relations and regulatory issues. In addition, Mr. Guynn’s financial and accounting experience with the Federal Reserve, as well as his experience as a member of the audit committees of other public company boards, is a great asset to the Audit Committee.

•

Mr. Holder brings to the Board his strategic leadership in the growth of Holder Properties, which has been involved in the development of over 10 million square feet of real estate totaling in excess of $1.5 billion, as well as his extensive involvement in the areas of financial and marketing management. His service as the Chairman and CEO of Holder Properties, together with various board affiliations which include civic organizations, has given him leadership experience, business acumen and financial literacy that is beneficial to our Board, Audit, and Compensation, Nominating and Governance Committees.

•

Mr. Johns brings experience in running every aspect of a public company, including his current position as the Chairman, CEO and President of a public company and previous experience as a COO, CFO and General Counsel of NYSE-listed public companies. Mr. Johns also has experience as a director of other public company boards.

•

Dr. Johns has served in numerous senior leadership positions at some of the nation’s most prestigious academic institutions, hospitals and health care organizations. His involvement in strategic planning and management at these diverse organizations adds a unique perspective to the Board. Dr. Johns also brings experience as a director of other public company boards.

•

Mr. Loudermilk has over 25 years of experience working with a public company in various positions and over 10 years as an experienced senior executive. Mr. Loudermilk’s operational, financial and management expertise and expansive knowledge of a similar line of business are a significant contribution to the Board and Audit Committee.

•

Ms. Needham offers extensive knowledge and understanding of the U.S. and international auto industries as a former managing director of global automotive research at a world-wide financial services company. Throughout her career she has analyzed the financial performance and strategies of public companies in the global auto industry and brings this experience to bear as the Chair of the Company’s Audit Committee.

•

Prior to his retirement in 2013, Mr. Nix served in key financial positions within the Company for over 20 years and as the Company’s CFO for 13 years, providing him with extensive knowledge of the Company’s business and financial position. While serving as CFO, he managed the Company’s legal, human resources, logistics, construction, real estate and technology functions. With this knowledge and experience, Mr. Nix provides the Board with essential information that enables a better understanding of the business and financial risks facing the Company. Mr. Nix also brings experience as a director of another NYSE-listed company.

•

Mr. Rollins offers experience as the CEO of a publicly traded NYSE-listed company, as well as specific expertise in the service industry. Mr. Rollins also brings extensive experience as a director of other NYSE-listed companies.

Communications with the Board

The Company’s Corporate Governance Guidelines provide for a process by which shareholders or other interested parties may communicate with the Board, a Board committee, the presiding independent director, the non-management directors as a group, or individual directors. Shareholders or other interested parties who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Corporate Secretary, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339. This information is also available on the Company’s website at www.genpt.com. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board of Directors.

Annual Performance Evaluations

The Company’s Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee and the Compensation, Nominating and Governance Committee are also required to each conduct an annual self-evaluation. The Compensation, Nominating and Governance Committee is responsible for overseeing this self-evaluation process. The Board, Audit Committee and Compensation, Nominating and Governance Committee each conducted an annual self-evaluation process during 2013.

Board Oversight of Risk

The Company’s Board of Directors recognizes that, although risk management is primarily the responsibility of the Company’s management team, the Board plays a critical role in the oversight of risk. The Board believes that an important part of its responsibilities is to assess the major risks the Company faces and review the Company’s options for monitoring and controlling these risks. The Board assumes responsibility for the Company’s overall risk assessment.

The Board as a whole examines specific business risks in its regular reviews of the individual business units and also on a Company-wide basis as part of its regular strategic reviews. In addition to periodic reports from two committees (discussed below) about risks, the Board receives presentations throughout the year from various business units that include discussion of significant risks specific to their business unit as necessary. Periodically, at Board meetings, management discusses matters of particular importance or concern, including any significant areas of risk requiring Board attention.

The Audit Committee has specific responsibility for oversight of risks associated with financial accounting and audits, as well as internal control over financial reporting. This includes the Company’s risk assessment and management policies, the Company’s major financial risk exposure and the steps taken by management to monitor and mitigate such exposure.

The Compensation, Nominating and Governance Committee oversees the risks relating to the Company’s compensation policies and practices as well as management development and leadership succession in the Company’s various business units.

The Compensation, Nominating and Governance Committee annually reviews with management the design and operation of the Company’s incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. In advance of such review, the Company identifies internal and external factors that comprise the Company’s primary business risks, and management compiles an inventory of incentive compensation arrangements applicable to the Company’s key employees, which are then summarized for the Compensation, Nominating and Governance Committee and reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate the identified business risks.

In conducting this assessment for 2013, the Compensation, Nominating and Governance Committee considered the performance objectives and target levels used in connection with these incentive awards and also the features of the Company’s compensation program that are designed to mitigate compensation-related risk. Based on such assessment, the Compensation, Nominating and Governance Committee concluded that the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Code of Conduct and Ethics

The Board of Directors has adopted a Code of Conduct and Ethics for Employees, Contract and/or Temporary Workers, Officers and Directors and a Code of Conduct and Ethics for Senior Financial Officers, both of which are available on the Company’s website at www.genpt.com. These Codes of Conduct and Ethics comply with NYSE and Securities and Exchange Commission (the “SEC”) requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints or concerns about the Company or its accounting, internal accounting controls or auditing matters. The Company will post any amendments to or waivers from the Code of Conduct and Ethics (to the extent applicable to the Company’s executive officers and directors) on its website.

Board Attendance

The Company’s Corporate Governance Guidelines provide that all directors are expected to attend all meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2013, the Board of Directors held four meetings. All of the directors attended all of the Board of Directors meetings and meetings of committees of the Board on which they served. All of the Company’s directors were in attendance, in person or by telephone, at the Company’s 2013 Annual Meeting.

Board Committees

The Board presently has three standing committees. Information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee during 2013 is set forth below:

Executive Committee.    The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Thomas C. Gallagher (Chair), Michael M.E. Johns, M.D., Paul Donahue and Gary W. Rollins. During 2013, this committee held five meetings.

Audit Committee.    The Audit Committee’s main role is to assist the Board of Directors with oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. As part of its duties, the Audit Committee assists in the oversight of (a) management’s assessment of, and reporting on, the effectiveness of internal control over financial reporting, (b) the independent auditor’s integrated audit, which includes expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, (c) the independent auditor’s audit of the Company’s internal control over financial reporting which includes expressing an opinion on the effectiveness of the Company’s internal control over financial reporting and (d) the Company’s risk assessment and risk management. (See “Board Oversight of Risk” above.) The Audit Committee oversees the Company’s accounting and financial reporting process and has the authority and responsibility for the appointment, retention and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The Audit Committee annually reviews and approves the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company’s procedures for internal auditing and monitors the design and maintenance of the Company’s internal accounting controls. The Audit Committee Report appears later in this proxy statement. A current copy of the written charter of the Audit Committee is available on the Company’s website at www.genpt.com.

The current members of the Audit Committee are Wendy B. Needham (Chair), Mary B. Bullock, George C. Guynn, John R. Holder and Robert C. Loudermilk, Jr. All members of the Audit Committee are independent of the Company and management, as required by the New York Stock Exchange listing standards and SEC requirements. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE corporate governance listing standards. During 2013, the Audit Committee held five meetings.

The Board of Directors has determined that Mr. Guynn and Ms. Needham meet the requirements adopted by the SEC for qualification as an “audit committee financial expert.” Mr. Guynn retired in 2006 as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. In such capacity, Mr. Guynn has experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions as well as other relevant experience. Ms. Needham was formerly Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003. Prior to that, Ms. Needham was a Principal, Automotive Research for Donaldson, Lufkin & Jenrette for six years. In both of these positions, Ms. Needham actively reviewed financial statements and prepared various financial analyses and evaluations of such financial statements and related business operations.

Compensation, Nominating and Governance Committee.    The Compensation, Nominating and Governance Committee is responsible for (1) determining and evaluating the compensation of the Chief Executive Officer and other executive officers and key employees and approving and monitoring our executive compensation plans, policies, and programs, (2) identifying and evaluating potential nominees for election to the Board and recommending candidates for consideration by the Board and shareholders, (3) developing and recommending to the Board a set of Corporate Governance Guidelines, as well as periodically reevaluating those Corporate Governance Guidelines, and (4) overseeing the evaluation of the Board of Directors and management. The Committee also periodically reviews and evaluates the risk involved in the Company’s compensation policies and practices and the relationship of such policies and practices to the Company’s overall risk and management of that risk. The Committee has and may exercise the authority of the Board of Directors as specified by the Board and to the extent permitted under the Georgia Business Corporation Code, and the Committee has the authority to delegate its duties and responsibilities to subcommittees as it deems necessary and advisable. A brief description of the Committee’s policy regarding director candidates nominated by shareholders appears in “Director Nominating Process” above, and a full version can be found in the Company’s By-Laws.

For 2013 the Committee independently retained a compensation consultant, Meridian Compensation Partners, LLC, to assist it in its review of and deliberations regarding executive compensation practices, including the competitiveness of pay levels, design issues, market trends and technical considerations.

During the year, Meridian assisted the Committee with the development of competitive market data for executives and a related assessment of the Company’s executive compensation levels, a risk assessment of the Company’s incentive compensation, and also provided legislative and regulatory updates and guidance regarding reporting of executive compensation under the SEC’s proxy disclosure rules. Our Chairman and Chief Executive Officer, with input from our Senior Vice President — Human Resources and Meridian, recommended to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior executives. The Committee considered, discussed, modified as appropriate, and took action on such proposals. The Committee has agreed that Meridian will play a similar role for 2014.

The Compensation, Nominating and Governance Committee annually considers whether the work of any compensation consultant raised any conflict of interest. For 2013, the Committee considered various factors, including the six factors mandated by SEC rules, and determined that with respect to executive and director compensation-related matters, no conflict of interest was raised by the work of Meridian. The Committee also considers the six independence factors mandated by SEC rules before engaging any other compensation advisers.

The current members of the Compensation, Nominating and Governance Committee are Michael M.E. Johns, M.D. (Chair), John D. Johns, John R. Holder and Gary W. Rollins. All members of the Compensation, Nominating and Governance Committee are independent of the Company and management, as required by the NYSE listing standards and the SEC. During 2013, the Compensation, Nominating and Governance Committee held four meetings. A current copy of the written charter of the Compensation, Nominating and Governance Committee is available on the Company’s website at www.genpt.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of February 18, 2014, as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

Title of Class	Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
Common Stock, $1.00 par value	Blackrock, Inc. 40 East 52nd Street New York, NY 10022	12,087,954	(1)	7.8%

Common Stock, $1.00 par value	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	11,143,121	(2)	7.2%

Common Stock, $1.00 par value	State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	8,899,348	(3)	5.8%

(1)	This information is based upon information included in a Schedule 13G filed on January 29, 2014 by Blackrock, Inc. Blackrock, Inc. reports sole voting power with respect to 10,323,791 shares and sole dispositive power with respect to all 12,087,954 shares. According to the filing, the reported shares are held by Blackrock, Inc. through subsidiaries.

(2)	This information is based upon information included in a Schedule 13G filed on February 11, 2014 by The Vanguard Group, Inc. The Vanguard Group, Inc. reports sole voting power with respect to 250,617 shares, sole dispositive power with respect to 10,906,536 shares and shared dispositive power with respect to 236,585 shares. According to the filing, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 198,735 of the reported shares. In addition, Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 89,732 of the reported shares.

(3)	This information is based upon information included in a Schedule 13G filed on February 3, 2014 by State Street Corporation. State Street Corporation reports shared voting power and shared dispositive power with respect to all 8,899,348 shares. According to the filing, the reported shares are held by State Street Corporation through subsidiaries.

SECURITY OWNERSHIP OF MANAGEMENT

Based on information provided to the Company by the named persons, set forth in the table below is information regarding the beneficial ownership of Common Stock of the Company held by the Company’s directors and nominees for director, the named executive officers (as defined in “Executive Compensation” below) and all directors, nominees for director and executive officers of the Company as a group as of February 18, 2014:

Name	Shares of Common Stock Beneficially Owned(1)		Percentage of Common Stock Outstanding
Mary B. Bullock	18,992	(2)	*
R. Bruce Clayton	3,149,881	(3)	2.1%
Paul D. Donahue	101,593	(4)	*
Jean Douville	5,363	(5)	*
Thomas C. Gallagher	840,974	(6)	*
George C. “Jack” Guynn	12,087	(7)	*
Gary P. Fayard	0		*
John R. Holder	8,874	(8)	*
John D. Johns	31,068	(9)	*
Michael M. E. Johns, M.D.	36,023	(10)	*
Robin C. Loudermilk, Jr.	15,310	(11)	*
Wendy B. Needham	16,553	(12)	*
Jerry W. Nix	215,515	(13)	*
Gary W. Rollins	46,860	(14)	*
William J. Stevens	242,540	(15)	*
Carol B. Yancey	3,152,980	(16)	2.1%
Directors, Nominees and Executive Officers as a Group (16 persons)	4,789,150	(17)	3.1%

*	Less than 1%.

(1)	Information relating to the beneficial ownership of Common Stock by directors, nominees for director and executive officers is based upon information furnished by each such individual using “beneficial ownership” concepts set forth in rules promulgated by the SEC. Except as indicated in other footnotes to this table, directors, nominees and executive officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director’s, nominee’s or executive officer’s immediate family or trusts or foundations established by them have a beneficial interest and as to which the director, nominee or executive officer disclaims beneficial ownership.

(2)	Includes (i) 8,359 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 6,986 shares of Common Stock equivalents held in Ms. Bullock’s stock account under the Directors’ Deferred Compensation Plan. See “Compensation of Directors.”

(3)	Includes 21,631 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 18, 2014. Also includes 2,016,931 shares held in trust for Company employees under the Company’s Pension Plan for which Mr. Clayton is one of five trustees and 1,088,532 shares held in a benefit fund for Company employees of which Mr. Clayton is one of four trustees. Mr. Clayton disclaims beneficial ownership as to all such shares held in both trusts. Does not include 6,394 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Clayton.

(4)	Includes 57,998 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 18, 2014. Does not include 21,022 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Donahue.

(5)	Includes 3,113 shares of Common Stock equivalents held in Mr. Douville’s stock account under the Directors’ Deferred Compensation Plan.

(6)	Includes (i) 341,667 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 18, 2014, and (ii) 946 shares owned jointly by Mr. Gallagher and his wife. Does not include 50,409 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Gallagher.

(7)	Includes 8,359 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement.

(8)	Includes (i) 6,317 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 1,024 shares of Common Stock equivalents held in Mr. Holder’s stock account under the Directors’ Deferred Compensation Plan.

(9)	Includes (i) 8,359 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 14,131 shares of Common Stock equivalents held in Mr. Johns’ stock account under the Directors’ Deferred Compensation Plan, and (iii) 2,053 shares owned by Mr. Johns’ wife, as to which Mr. Johns disclaims beneficial ownership.

(10)	Includes (i) 8,359 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 19,239 shares of Common Stock equivalents held in Dr. Johns’ stock account under the Directors’ Deferred Compensation Plan.

(11)	Includes (i) 6,317 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 3,382 shares of Common Stock equivalents held in Mr. Loudermilk’s stock account under the Directors’ Deferred Compensation Plan.

(12)	Includes (i) 8,359 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 1,204 shares held jointly by Ms. Needham and her husband.

(13)	Includes (i) 101,800 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 18, 2014 and (ii) 54,600 shares owned by Mr. Nix’s wife. Mr. Nix disclaims beneficial ownership as to all shares held by his wife. Does not include 19,631 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Nix.

(14)	Includes (i) 8,359 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, and (ii) 34,030 shares held in a charitable foundation for which Mr. Rollins is a trustee and thereby has shared voting and investment power. Mr. Rollins disclaims beneficial ownership as to all such shares held in trust.

(15)	Includes (i) 146,498 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 18, 2014. Does not include 13,583 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Mr. Stevens.

(16)	Includes (i) 23,498 shares subject to stock options and stock appreciation rights that are exercisable currently or within 60 days after February 18, 2014. Does not include 8,315 restricted stock units that each represent a right to receive one share of Common Stock on the five-year anniversary of their original grant date, subject to earlier settlement in certain events outside the control of Ms. Yancey. Also includes 2,016,931 shares held in trust for Company employees under the Company’s Pension Plan for which Ms. Yancey is one of five trustees and 1,088,532 shares held in a benefit fund for Company employees of which Ms. Yancey is one of four trustees.

(17)	Includes (i) 591,292 shares or rights issuable to certain executive officers and directors upon the exercise of options, stock appreciation rights and restricted stock units that are exercisable currently, (ii) 2,016,931 shares held in trust for Company’s employees under the Company’s Pension Plan, (iii) 1,088,532 shares held in a benefit fund for Company employees; and (iv) 47,874 shares held as Common Stock equivalents in directors’ stock accounts under the Directors’ Deferred Compensation Plan.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, an overview and analysis is provided of the executive compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement under the heading “Additional Information Regarding Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2013 to the following individuals, whom are referred to as our named executive officers:

•	Thomas C. Gallagher, Chairman and Chief Executive Officer

•	Paul D. Donahue, President of the Company and President — U.S. Automotive Parts Group

•	Carol B. Yancey, Executive Vice President, Chief Financial Officer & Corporate Secretary

•	R. Bruce Clayton, Senior Vice President — Human Resources

•	William J. Stevens, Chairman and Chief Executive Officer — Motion Industries

•	Jerry W. Nix, Former Vice Chairman and Former Chief Financial Officer

The discussion below is intended to explain the detailed information provided in those tables and put that information into context within the Company’s overall compensation program.

2013 In Brief

During 2013, the Compensation, Nominating and Governance Committee actions and our pay-for-performance program operated such that compensation actually earned by executives reflected the performance of the Company in an economic environment that continues to be challenging but in which we were able to achieve successes. Highlights for 2013 are as follows:

•	Revenues were up 8% and were 97% of our target; earnings were up 6% and were 96% of our target. As a result of this and other performance results, bonus payouts were generally below target.

•	Our total shareholder return was 34.6%. This served to increase both shareholder wealth and the value of equity awards previously granted to our executives.

•	Modest base salary increases were made effective April 1, 2013, with the exception of Ms. Yancey, as discussed in more detail below.

•

2013 annual incentive awards for Messrs. Gallagher and Clayton and Ms. Yancey were 91% of total target amounts, based on the Company’s 2013 pre-tax profit of $1,044,305,000, or 96% achievement of the target performance level.

•

Mr. Donahue’s 2013 annual incentive award was 79% of total target. This award was partly earned based on the Company’s pre-tax profit performance, which was 96% of target. Mr. Donahue’s annual incentive award is also based on the Automotive Group’s performance. The Automotive Group’s pre-tax profit was 97% of target and the Automotive Group’s sales performance was at 98.5% of target. Goals related to accounts receivable and expense control were not met. The Automotive Group’s inventory results were at target.

•

Mr. Stevens’ 2013 annual incentive award was 30% of total target. This award was partly earned based on the Industrial Products Group’s pre-tax profit performance, which was at 85% of target. Mr. Stevens’ annual incentive award is also based on the Industrial Products Group’s sales performance. The Industrial Products Group’s sales performance was below target and did not meet the minimum level to achieve an annual incentive. Additional goals pertaining to Mr. Stevens’ performance in 2013 compared to 2012 in the areas of accounts receivable, inventory and expense control were not met.

•

Long-term incentive awards (stock appreciation rights/SARs and performance-based restricted stock units/PRSUs) were granted to our executive officers in 2013 at levels below the size-adjusted 50% percentile of the market data. PRSU payouts were dependent on achievement of corporate performance goals relating to pre-tax profit for 2013. SARs deliver value to executive officers only to the extent our stock price increases after the grant date.

•

The performance-based restricted stock units granted in 2013 were earned at 60% of target for Messrs. Gallagher and Clayton and Ms. Yancey, at 66% of target for Mr. Donahue, and at 0% of target for Mr. Stevens for performance during 2013. Such earned shares generally vest based on four additional years continued employment.

•

Effective March 1, 2013, the Company completed its previously announced Chief Financial Officer transition, with the retirement of Mr. Nix and the appointment of Ms. Yancey as the Company’s new Chief Financial Officer. Ms. Yancey received a salary increase in connection with her promotion. Due to his retirement, Mr. Nix was not provided with an annual incentive bonus award or any long-term incentive awards in 2013.

In addition, we believe our compensation programs reflect a “best practices” approach to pay governance:

•	We target pay opportunities for base salary, target bonus and long-term incentives as a group at or under the size-adjusted 50th percentile of the market data.

•	About 76% of our CEO’s compensation is performance-based and performance-based compensation represents between 58% and 70% for each of the other named executive officers.

•	Stock required to be owned by executives through stock ownership requirements rose in value during 2013 in the same way and with the same impact that share value rose for other shareholders.

•	Our Annual Incentive Plans contain a clawback provision.

•	We have no tax gross-ups for perquisites or benefits other than relocation.

•	Individuals becoming eligible for change-in-control severance protection after January 1, 2009 are not eligible for excise tax gross-up.

•	The Company has no employment contracts with named executive officers or guaranteed severance except in the case of change in control agreements.

•	We have never re-priced stock options or stock appreciation rights.

•	We pay dividend equivalents on performance-based restricted stock units only to the extent such units are earned through performance.

•	Our insider trading policy prohibits transactions in publicly traded options and other hedging transactions with respect to Company common stock.

Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation

At the 2013 Annual Meeting of Shareholders, approximately 94% of the shares present and entitled to vote were cast in support of the compensation of the Company’s executive officers, as discussed and disclosed in the 2013 Proxy Statement. The Board and the Compensation, Nominating and Governance Committee appreciate and value the views of our shareholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices enjoy strong shareholder support.

In light of the strong shareholder support of the compensation paid to our executive officers evidenced by the results of this advisory vote, the Board and the Committee do not intend to make any specific changes to our executive compensation program for 2014. Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Committee in evaluating the alignment of the Company’s executive compensation program with the interests of the Company and its shareholders.

At the 2011 Annual Meeting of Shareholders, our shareholders expressed a preference that advisory votes on executive compensation occur once every year. Consistent with this preference, the Board determined to implement an annual advisory vote on executive compensation until the next required vote on the frequency of shareholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 Annual Meeting.

Compensation Philosophy and Objectives

Our overall goal in compensating executive officers is to attract, retain and motivate key executives of superior ability who are critical to our future success. We believe that short-term and long-term incentive compensation opportunities provided to executive officers should be directly aligned with our performance, and our compensation is structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operational goals and other factors that impact shareholder value.

Our compensation decisions with respect to executive officer salaries, annual incentives, and long-term incentive compensation opportunities are influenced by (a) the executive’s level of responsibility and function within the Company, (b) the overall performance and profitability of the Company, (c) our assessment of the competitive marketplace, including other peer companies, and (d) the economic environment. Our philosophy is to focus on total direct compensation opportunities through a mix of base salary, annual cash bonus and long-term incentives, including stock-based awards.

We also believe that the best way to directly align the interests of our executives with the interests of our shareholders is to make sure that our executives acquire and retain a significant level of stock ownership throughout their tenure with the Company. Our compensation program pursues this objective in two ways: through our equity-based long-term incentive awards and our stock ownership guidelines for our senior executives, as described in more detail below.

Overview of Executive Compensation Components

The Company’s executive compensation program consists of several compensation elements, as described in the table below.

Pay Element	What the Pay Element is Designed to Reward	Objective of the Pay Element	Why We Choose to Pay Each Element
Base Salary	Core competence in the executive role relative to skills, experience and contributions to the Company	Provide fixed compensation based on competitive market practice	Provide a standard element of competitive market pay
Annual Cash Incentive	Contributions toward the Company’s achievement of specified pre-tax profit goals, as well as achievement of revenue and asset management goals for certain NEOs	• Provide focus on meeting critical annual goals that lead to our long-term success • Provide annual performance-based cash incentive compensation	Motivate achievement of critical annual performance metrics
Long-Term Incentives	Stock Appreciation Rights (SARs): • Sustained stock price appreciation • Continued employment with the Company during a three-year vesting period

The combination of SARs and PRSUs provides a blended long-term focus on:

• Sustained stock price performance

• Achievement of pre-tax profitability targets

• Executive ownership of our stock

• Executive retention in a challenging business environment and competitive labor market

Align executives’ interests with those of shareholders and enhance their retention

Performance Restricted Stock

Units (PRSUs):

• Sustained pre-tax profitability (determines the number of PRSUs that are earned)

• Focus on the Company’s stock price performance

• Continued employment with the Company during a four-year vesting period (five years including the performance year)

Pay Element	What the Pay Element is Designed to Reward	Objective of the Pay Element	Why We Choose to Pay Each Element
Retirement Benefits Plans are described in detail later in this proxy statement under the heading “Additional Information Regarding Executive Compensation”

Executives are eligible to participate in employee benefit plans available to all employees:

• Tax Deferred Savings Plan: Rewards saving for retirement

• Supplemental Retirement Plan (SRP): Rewards executives for continued employment in the same manner as other employees

• Tax Deferred Savings Plan: Provide a voluntary tax-deferred retirement savings vehicle for our executive officers

• SRP: Make total retirement benefits for our executive officers commensurate with those available to our other employees as a percentage of pay

Treat executives in the same manner as other employees by making them “whole” on amounts they would have been entitled to receive under retirement plans had the plans not been limited by the IRS Code
Welfare Benefits

• Executives participate in medical, health, life insurance and disability plans generally available to our employees

• Continuation of welfare benefits may occur as part of severance upon certain terminations of employment

These benefits are part of our broad-based total compensation program
Additional Benefits and Perquisites

What is provided:

• CEO only: Board-mandated requirement that the corporate aircraft be used for personal travel

• CEO only: Selected club memberships

Neither item has a tax reimbursement provision

What it rewards:

This pay element is not a reward but rather a facilitation of Company objectives

		Corporate aircraft use: Accommodate security, CEO availability and efficiency concerns Club memberships: Facilitate the CEO’s role as a Company representative in the community	Accomplish the specific objectives noted at left
Change in Control and Termination Benefits

What is provided: We have change in control agreements with certain officers, including our named executive officers. The agreements provide severance benefits if an officer’s employment is terminated within two years after a change in control

What it rewards: Continued employment in the event of an actual or threatened change in control

		Retain executives and provide continuity of management in the event of an actual or threatened change in control	Maintain a stable executive organization in the face of the uncertainty of an actual or threatened change in control

The use of these programs enables us to reinforce our pay for performance philosophy, as well as strengthen our ability to attract and retain highly qualified executives. We believe that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value and encourages executive recruitment and retention.

Determination of Appropriate Pay Levels

Pay Philosophy and Competitive Standing

In general, we target total compensation opportunities for our executive officers at or under the size-adjusted 50th percentile of the market data, including salary, target annual bonus, and long-term incentive opportunities. We provide somewhat conservative base salaries, higher-than-market target bonus opportunities and lower-than-50th percentile long-term incentives.

Determinations of one element of pay tend not to affect determinations of other pay elements.

We also design our incentive plans to pay more or less than the target amount when performance is above or below target performance levels. Thus, our plans are designed to result in payouts that are commensurate with the Company’s performance for that year or period.

For 2013, with the assistance of the Committee’s compensation consultant, Meridian Compensation Partners, LLC, we reviewed and analyzed competitive market data to be used as background for 2013 pay decisions and to obtain a general understanding of current compensation practices. This data was referenced when targeting the positioning for compensation discussed above. Data sources included public company proxy statements, broad-based, published compensation surveys and a private total compensation database maintained by Aon Hewitt.

We compared compensation opportunities for our named executive officers with pay opportunities available to executive officers in comparable positions at similar companies (our “Comparison Group”). During 2013 the Comparison Group included companies from industry segments in which we compete: automotive parts, industrial parts, specialty retail and office products. The Comparison Group companies used in 2013 are shown below. While the companies are either larger or smaller than us, Meridian used various statistical techniques to size-adjust the data to our revenue size. The list of companies below is reevaluated annually to take into account changes in our own operations, our size and our industry. Compared to the prior year, three companies were added (Federal Mogul, Tractor Supply Company and WESCO International) and one was deleted (Meritor).

Advance Auto Parts, Inc. Applied Industrial Technologies, Inc. Arrow Electronics, Inc. Autozone, Inc. Avnet, Inc. BorgWarner, Inc. Federal Mogul Johnson Controls Kaman Corp. LKQ Corp.

MSC Industrial Direct Co., Inc.

O’Reilly Automotive, Inc.

Office Depot, Inc.

OfficeMax Inc.

Staples, Inc.

Tech Data Corp.

Tenneco Inc.

Tractor Supply Company

United Stationers Inc.

Wesco International

W. W. Grainger, Inc.

2013 Base Salary

Our base salary levels reflect a combination of factors, including the pay posture discussed above, the executive’s experience and tenure, our overall annual budget for both pay increases and pre-tax profit, the executive’s individual performance and changes in responsibility. We review salary levels annually to recognize these factors.

The base pay increases were 3.0% for Messrs. Gallagher, Clayton and Stevens and these were effective April 1, 2013. Mr. Donahue’s base pay increase, also effective on April 1, 2013, was 5.0% due to additional responsibilities in 2013. Mrs. Yancey’s base pay increase was 32.0%. This increase was effective March 1, 2013 and was due to her promotion to Executive Vice President, Chief Financial Officer and Corporate Secretary. Mr. Nix retired from the Company effective May 1, 2013 and did not receive an increase in base pay.

2013 Annual Incentive Plan

Our Annual Incentive Plan (the “Annual Incentive Plan”) provides our executive officers with an opportunity to earn annual cash bonuses based on our achievement of certain pre-established performance goals. Similar to the process for setting base salaries, we consider a combination of factors in establishing the annual target bonus opportunities for our named executive officers.

We set the profit goals for 2013 bonus opportunities at levels that are intended to be challenging yet achievable, and reflect better than average growth within our competitive industry. Goals are set for pre-tax profit, along with revenue, expense control and asset management for executives with specific operational responsibilities.

The Compensation, Nominating and Governance Committee sets target bonus opportunities for each named executive officer to be earned based on achievement of such goals. Target bonus opportunities for 2013 were set as a percentage of each named executive officer’s base salary, as follows: Mr. Gallagher, 192%; Mr. Donahue, 110%; Mrs. Yancey, 100%; Mr. Clayton 85% and Mr. Stevens 110%. Mr. Nix retired from the Company effective May 1, 2013 and was not eligible for an annual bonus in 2013.

The performance goals on which each executive officer’s 2013 bonus opportunity is determined varies depending on the individual’s role in the company. Performance criteria and relative weights for 2013 are shown below for each executive. The combination of goals for each executive is intended to have a strong correlation with shareholder value. Goals for Corporate, Automotive and Industrial Products are each set based upon (i) prior year performance by store, branch, or distribution center; (ii) the overall economic outlook of the region served by a particular store, branch, or distribution center; and (iii) specific market conditions.

Performance Goal	2013 Weight of Goal by Executive
	Gallagher Yancey Clayton	Donahue(1)	Stevens(2)
Corporate Pre-tax profit	100%	50%
Automotive
Pre-tax profit		22.5%
Sales		12.5%
Inventory growth vs. sales growth		5%
Accounts receivable growth vs. sales growth		5%
Expense control vs. gross profit growth		5%

Industrial Products
Pre-tax profit			45%
Sales			25%
Inventory growth vs. sales growth			10%
Accounts receivable growth vs. sales growth			10%
Expense control vs. gross profit growth			10%

Total	100%	100%	100%

(1)	For Mr. Donahue, Automotive consists of the sum of U.S. Automotive Parts Group, Altrom, Rayloc, Balkamp, Grupo Auto Todo, Heavy Vehicle Parts Group and Quaker City Motor Parts.

(2)	For Mr. Stevens, Industrial Products consists of the sum of Motion Industries and EIS Inc.

The ranges of bonus payout possibilities for the various pre-tax profit goals and the Automotive and Industrial Products sales goals are shown below. Straight-line interpolation is used between data points. The 2013 Corporate pre-tax profit goal was $1,087,790,000.

Pre-Tax Profit (Corporate, Automotive, or Industrial Products) as a % of Quota	% of Target Bonus Earned	Automotive or Industrial Products Sales as a % of Quota	% of Target Bonus Earned
Below 75%	0%	Below 95%	0%
75%	45%	95%	15%
100%	100%	100%	100%
110% or above	175%	105% or above	150%

For Mr. Donahue and Mr. Stevens, bonus opportunity was provided for attainment of inventory, accounts receivable, and expense control goals, with a goal of various levels of improvement versus the prior year. Bonus opportunity was provided from 50% of target to 150% of target based on the achievement of the various levels of improvement.

For 2013, the Company’s pre-tax profit was $1,044,305,000, representing 96% of the target level set for executive officer incentive bonuses, resulting in bonus payments equal to 91% of the target bonus opportunity for Mr. Gallagher, Ms. Yancey and Mr. Clayton.

Mr. Donahue’s program produced a bonus payment equal to 79% of target based on the Company’s pre-tax profit performance of 96% of target and on Automotive Group performance. Automotive Group pre-tax profit was 97% of target and its sales performance was 98.5% of target. Goals related to accounts receivable and expense control were not met. The Automotive Group’s inventory goal was met at target.

Mr. Stevens’ program produced a bonus payment equal to 30% of target earned based on Industrial Products Group performance. That Group’s pre-tax profit was 85% of target while its sales performance did not meet the minimum incentive payout level. Additional goals pertaining to accounts receivable, inventory and expense control were also not met.

In developing the payout figures, formulas were applied strictly. The Committee did not exercise discretion to increase or decrease 2013 bonus payments for the named executive officers.

For additional information about the Annual Incentive Plan, please refer to the “Grants of Plan-Based Awards” table, which shows the threshold, target and maximum bonus amounts payable under the plan for 2013, and the Summary Compensation Table, which shows the actual amount of bonuses paid under the plan to our named executive officers for 2013.

2013 Long-Term Incentives

During 2013, the Compensation, Nominating and Governance Committee granted long-term equity-based incentive compensation to our executive officers in the form of Stock Appreciation Rights (“SARs”) and Performance Restricted Stock Units (“PRSUs”). These grants align executive performance and achievement with shareholder interests.

•

SARs:    Each SAR represents the right to receive upon exercise an amount, payable in shares of common stock, equal to the excess, if any, of the fair market value of our common stock on the date of exercise over the base value of the grant. The SARs were granted with a base value equal to the closing stock price on the date of the grant (April 1, 2013). The SARs vest in equal annual installments on the first three anniversaries following the grant date and have a ten-year exercise period.

•

PRSUs:    The PRSUs represent the right to earn and receive a number of shares of our common stock in the future, based on the level of the Company’s 2013 pre-tax profit performance. If the Company achieves 100% or greater of the pre-tax profit goal, 100% of the PRSUs will be earned. If the Company achieves at least 95% of the goal, 50% of the PRSUs will be earned. If the Company achieves less than 95% of goal, then no PRSUs will be earned. To the extent the PRSUs are earned, they are subject to a mandatory four-year vesting schedule (e.g., for PRSUs granted in 2013, shares of restricted stock will be earned in 2014 based on 2013 performance and will vest on December 31, 2017). Dividends declared after the restricted shares are earned are accrued and converted into additional shares of stock at the end of the vesting period.

Grants to individual named executive officers were subjectively determined by considering the following factors:

•	Competitive market data, defined by the competitive award levels summarized in the annual executive compensation study;

•	The officer’s responsibility level;

•	The officer’s specific function within the overall organizational structure;

•	The Company’s profitability, including consideration of the compensation cost associated with the awards; and

•	The number and amount of awards currently held by the executive officer (we continue to review this as part of our administration of stock ownership guidelines discussed below).

Comparison to market data suggests that the value of the 2013 SARs and PRSUs awarded to our named executive officers was less than a 50th percentile grant relative to our Comparison Group. Grants in 2013 were weighted approximately 25% SARs and 75% PRSUs.

Mr. Gallagher, Ms. Yancey and Mr. Clayton earned 60% of their PRSUs in 2013, based on the Company’s actual 2013 pre-tax profit of $1,044,305,000, which represented 96% of the Company’s pre-tax profit goal of $1,087,790,000. Mr. Donahue earned 66% of his PRSUs in 2013, based on a corresponding level of achievement of the 2013 pre-tax profit goals for the Automotive division and the total Company. Mr. Stevens did not earn any PRSUs in 2013 as the minimum level of achievement for the 2013 pre-tax profit goal for the Industrial Products Group was not met. Mr. Nix retired from the Company effective May 1, 2013 and did not receive any stock awards in 2013.

Please refer to the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes for additional information about long-term stock awards.

Change in Control Arrangements

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, the Company has entered into change in control agreements with each of the named executive officers. Information regarding these agreements and the benefits they provide is included in the Post Termination Payments and Benefits section of this Proxy Statement.

The Compensation, Nominating and Governance Committee evaluates the level of severance benefits to each such officer on a case-by-case basis, and in general, we consider these severance protections an important part of our executives’ compensation and consistent with competitive practices.

We believe that the potential occurrence of a change in control transaction would create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our senior executive officers to remain employed with the Company during an important time when their prospects for continued employment are often uncertain, we provide our executive officers with severance benefits if the executive’s employment is terminated by the Company without cause or by the executive for “good reason” in connection with a change in control. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

The existing change-in-control agreements with our executives provide for a tax gross-up with respect to excise taxes under Internal Revenue Code Section 4999 that are due on such payments. The Company does not intend to provide any tax gross-ups in any new change in control agreements entered into after January 1, 2009. In addition, the Company has in the past grossed-up additional SRP amounts for FICA taxes in the event of a change in control. The SRP was amended and restated January 1, 2009 to provide that no employees may commence participation in the plan on or after that date. As such, there are no further gross-ups other than to those individuals participating in the SRP prior to the January 1, 2009 freezing of the plan.

Factors Considered in Decisions to Materially Increase or Decrease Compensation

Market data, individual performance, retention needs and internal pay equity have been the primary factors considered in decisions to adjust compensation materially. We do not target any particular weight for base salary, annual bonus and long-term incentive as a percent of total direct compensation. We tend to follow market practice in allocating between the various forms of compensation, but with greater emphasis on performance-based incentive bonus opportunities because doing so results in pay opportunity that is heavily performance-based, as shown below, and results in compensation that is directly aligned with Company performance, is market-competitive and allows us to attract and retain competent executives.

2013 Performance-Based versus Fixed Compensation:

The following table shows the allocation of each Executive’s base salary and short-term and long-term incentive compensation opportunities between fixed and performance-based compensation (at the target levels).

Name	Fixed Compensation	Performance-Based Compensation
Gallagher	24%	76%
Donahue	30%	70%
Yancey	31%	69%
Clayton	42%	58%
Stevens	34%	66%

2013 Short-Term versus Long-Term Incentive Compensation:

The following table shows the allocation between each Executive’s target short-term and long-term incentive compensation opportunities (each at the target level) as a percentage of each Executive’s base salary.

Name	Short-Term Incentive Opportunity	Long-Term Incentive Opportunity
Gallagher	192%	134%
Donahue	110%	118%
Yancey	100%	122%
Clayton	85%	52%
Stevens	110%	88%

Timing of Compensation

Base salary adjustments, annual incentive plan opportunities, and SAR/PRSU grants were made at the March 26, 2013 meeting of the Compensation, Nominating and Governance Committee. These compensation adjustments and awards were all effective April 1, 2013. We do not coordinate the timing of equity award grants with the release of material non-public information. The exercise price for SARs is established at the fair market value of the closing price of our stock on the effective date of the grant (April 1, 2013).

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the named executive officers identified above and for other key executives designated by the Compensation, Nominating and Governance Committee. The ownership guidelines are reviewed at least annually by the Compensation, Nominating and Governance Committee, which also has the authority to evaluate whether exceptions should be made for any executive on whom the guidelines would impose a financial hardship. The current guidelines as determined by the Committee include: (i) CEO — ownership equal to seven times prior year’s salary; and (ii) other covered executives — ownership equal to one to three times prior year’s salary.

The covered executives have a period of five years in which to satisfy the guidelines from the date of appointment to a qualifying position. Shares counted toward this requirement will be based on shares beneficially owned by such executive (as beneficial ownership is defined by the SEC’s rules and regulations) including PRSUs, but excluding unexercised options and measured against the average year-end stock price for the preceding three fiscal years. The guidelines also call for the covered executive to retain 50% of the net shares obtained through the exercise of options or when a restricted stock award vests for at least six months. The covered executives are encouraged to retain stock ownership per the guidelines for a period of six months following the date of retirement.

Impact of Accounting and Tax Treatments of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

With regard to IRS Code Section 162(m), it is the Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. The Annual Incentive Plan has been approved by shareholders and is designed to qualify as “performance-based” to be fully deductible by the Company. The 2006 Long-Term Incentive Plan is approved by shareholders and permits the award of stock options, SARs and other performance-based equity awards that are fully deductible under Code Section 162(m).

Clawback Provision

Since 2010, the Company has had a clawback provision in its Annual Incentive Plan. If at any time after payment of an executive’s bonus, the Company and its auditors determine that it was calculated on financial results that subsequently were restated or were otherwise based on incorrect data, the executive may be required to repay the unearned portion to the Company upon notice from the Company.

Role of Executive Officers in Determining Compensation

Our Chairman and Chief Executive Officer, with input from our Senior Vice President — Human Resources, recommends to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for our senior officer group (other than himself). Mr. Gallagher makes these recommendations to the Committee based on data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance. Mr. Gallagher is not involved with any aspect of determining his own compensation.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total($)
Thomas C. Gallagher	2013	1,059,250	1,041,120	385,152	1,868,431	253,762	79,382	4,687,097
Chairman and Chief	2012	1,028,250	1,012,480	334,404	2,395,125	5,749,996	134,008	10,654,263
Executive Officer	2011	997,500	649,080	736,092	3,131,247	2,633,053	64,401	8,211,373

Paul D. Donahue	2013	581,000	501,280	192,576	512,661	197,627	34,881	2,020,025
President of the	2012	560,000	417,648	139,335	630,688	662,165	70,105	2,479,941
Company and President —	2011	486,250	256,928	163,575	647,019	317,645	44,311	1,915,728
U.S. Automotive Parts Group

Carol B. Yancey	2013	383,833	385,600	101,356	364,821	17,651	12,750	1,266,011
Executive Vice President,
CFO & Corporate
Secretary

R. Bruce Clayton	2013	346,650	138,816	44,597	270,880	—	3,060	804,003
Senior Vice President —	2012	336,500	128,142	42,597	347,311	533,367	3,000	1,390,917
Human Resources	2011	326,500	81,135	67,884	471,388	376,709	2,940	1,326,556

William J. Stevens	2013	496,995	331,616	107,437	165,823	—	3,060	1,104,931
Chairman and Chief	2012	482,628	306,908	101,117	462,632	1,358,949	3,000	2,715,234
Executive Officer —
Motion Industries

Jerry W. Nix	2013	320,845	—	—	—	—	3,060	323,905
Former Vice Chairman and	2012	548,000	468,272	151,278	975,836	1,534,810	3,000	3,681,196
Former Chief Financial	2011	532,000	301,822	338,601	1,274,853	731,824	2,940	3,182,040
Officer(5)

(1)	Represents the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718. Grant date fair value for the PRSUs (reflected in the Stock Awards column) is based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. Grant date fair value for SARs (reflected in the Option Awards column) is based on the Black-Scholes option pricing model. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of the SARs are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

(2)	Reflects the value of cash incentive bonuses earned under our Annual Incentive Plan.

(3)	Reflects the increase during 2013 in actuarial present values of each executive officer’s accumulated benefits under our Pension Plan and our Supplemental Retirement Plan, and with respect to Mr. Gallagher, our Original Deferred Compensation Plan. The decrease in aggregate pension value for Mr. Nix is $82,700, $333,315 for Mr. Stevens and $13,018 for Mr. Clayton.

(4)

Amounts reflected in this column for 2013 include 401(k) matching contributions in the amount of $3,060 for each named executive officer with the exception of Mr. Donahue and Ms. Yancey who received a matching contribution of $12,750. The amount shown for Mr. Gallagher also includes his personal use of company aircraft ($72,222) and club membership dues ($4,100). The amount shown for Mr. Donahue also includes his personal use of the company aircraft ($22,131). The incremental cost to the Company of the personal use of company aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The fixed costs that do not change based on usage, such as pilot salaries, the lease costs of the company aircraft, hangar expense for the home hangar, and general taxes and insurance are excluded from the incremental cost calculation. When Company aircraft is being used for mixed business and personal use, only the incremental cost of the personal use is included, such as on-board catering or other charges attributable to an extra passenger traveling for personal reasons on an aircraft being primarily used for a business trip. The Board of Directors mandates that the Company’s Chief Executive Officer use corporate aircraft for personal travel to accommodate security, availability and efficiency concerns. The Company does not provide tax reimbursements with respect to any perquisites to executive officers.

(5)	Mr. Nix retired from the Company on May 1, 2013.

2013 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas C. Gallagher		921,870	2,048,600	3,585,050
	4/1/2013				6,750	13,500	13,500			1,041,120
	4/1/2013							38,000	77.12	385,152
Paul D. Donahue		271,740	647,000	1,087,769
	4/1/2013				3,250	6,500	6,500			501,280
	4/1/2013							19,000	77.12	192,576
Carol B. Yancey		180,000	400,000	700,000
	4/1/2013				2,500	5,000	5,000			385,600
	4/1/2013							10,000	77.12	101,356
R. Bruce Clayton		133,650	297,000	519,750
	4/1/2013				900	1,800	1,800			138,816
	4/1/2013							4,400	77.12	44,597
William J. Stevens		214,773	550,700	888,004
	4/1/2013				2,150	4,300	4,300			331,616
	4/1/2013							10,600	77.12	107,437
Jerry W. Nix		—	—	—
	4/1/2013				—	—	—			—
	4/1/2013							—	—	—

(1)	Represents threshold, target and maximum payout levels under the Annual Incentive Plan for 2013 performance. The actual amount of incentive bonus earned by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Additional information regarding the design of the Annual Incentive Plan is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)

Represents threshold, target and maximum number of performance-based restricted stock units (“PRSUs”) to be earned on December 31, 2013 based on the Company’s achievement of pre-tax profit goals. If the Company achieves 100% or greater of its 2013 pre-tax profit goal, 100% of the PRSUs will be earned. If the Company achieves at least 95% of its 2013 pre-tax profit goal, 50% of the PRSUs will be earned. If the Company achieves less than 95% of its 2013 pre-tax profit goal, then no PRSUs will be earned. Each PRSU that is earned represents a contingent right to receive one share of Company Common Stock in the future. PRSUs earned for the 2013 fiscal year will vest and be settled in shares of Common Stock on December 31, 2017 (or earlier upon a change in control of the Company) provided the executive is still employed by the Company, subject to earlier vesting in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. Dividends paid on the Company’s Common Stock after the PRSUs are earned will accrue with respect to the PRSUs and will convert into additional shares of stock at the end of the vesting period. Additional information regarding the PRSUs and the Company’s long-term incentive program is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)	Each stock appreciation right (“SAR”) represents the right to receive from the Company upon exercise an amount, payable in shares of Common Stock, equal to the excess, if any, of the fair market value of one share of Common Stock on the date of exercise over the base value per share. The SARs were granted with a base value equal to the fair market value of the Company’s Common Stock on the date of grant. The SARs vest in equal annual installments on each of the first three anniversaries of the grant date, subject to accelerated vesting upon a termination of employment due to death, disability or retirement more than one year after the date of grant of the SAR or upon a change in control of the Company. The SARs granted on April 1, 2013 will expire on April 1, 2023 or earlier upon termination of employment. Additional information regarding the SARs and the Company’s long-term incentive program is included in the Compensation Discussion and Analysis section of this Proxy Statement.

(4)	Represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the PRSUs is based on the grant date fair value of the underlying shares and the probable outcome of performance-based vesting conditions, excluding the effect of estimated forfeitures. Grant date fair value for SARs is based on the Black-Scholes option pricing model for use in valuing executive stock options. The actual value, if any, that a named executive officer may realize upon exercise of SARs will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (8)
Thomas C. Gallagher	—	38,000	(1)	77.12	4/1/2023
						8,103	(4)	674,089
	14,000	28,000	(2)	63.28	4/2/2022
						16,000	(5)	1,331,040
	60,000	30,000	(3)	54.09	4/1/2021
						12,000	(6)	998,280
	90,000	—		42.66	4/1/2020
						12,000	(7)	998,280
	78,000	—		49.16	3/27/2017
	78,000	—		44.20	3/27/2016
Paul D. Donahue	—	19,000	(1)	77.12	4/1/2023
						4,306	(4)	358,216
	5,833	11,667	(2)	63.28	4/2/2022
						6,600	(5)	549,054
	13,333	6,667	(3)	54.09	4/1/2021
						4,750	(6)	395,153
	20,000	—		42.66	4/1/2020
						4,473	(7)	372,109
Carol B. Yancey	—	10,000	(1)	77.12	4/1/2023
						3,001	(4)	249,653
	1,783	3,567	(2)	63.28	4/2/2022
						2,025	(5)	168,460
	5,533	2,767	(3)	54.09	4/1/2021
						1,500	(6)	124,785
	8,300	—		42.66	4/1/2020
						1,500	(7)	124,785
R. Bruce Clayton	—	4,400	(1)	77.12	4/1/2023
						1,080	(4)	89,845
	1,783	3,567	(2)	63.28	4/2/2022
						2,025	(5)	168,460
	5,533	2,767	(3)	54.09	4/1/2021
						1,500	(6)	124,785
	8,300	—		42.66	4/1/2020
						1,500	(7)	124,785
William J. Stevens	—	10,600	(1)	77.12	4/1/2023
	4,233	8,467	(2)	63.28	4/2/2022
						3,254	(5)	270,700
	13,333	6,667	(3)	54.09	4/1/2021
						4,750	(6)	395,153
	20,000	—		42.66	4/1/2020
						4,750	(7)	395,153
	34,500	—		41.66	4/1/2018
	30,000	—		49.16	3/27/2017
	30,000	—		44.20	3/27/2016
Jerry W. Nix	19,000	—		63.28	5/1/2017
						7,400	(5)	615,606
	41,400	—		54.09	5/1/2017
						5,580	(6)	464,200
	41,400	—		42.66	5/1/2017
						5,580	(7)	464,200

(1)	The SARs were granted on April 1, 2013 and vest in one-third increments on each of the first three anniversaries of the grant date.

(2)	The SARs were granted on April 2, 2012 and vest in one-third increments on each of the first three anniversaries of the grant date.

(3)	The SARs were granted on April 1, 2011 and vest in one-third increments on each of the first three anniversaries of the grant date.

(4)	The PRSUs were granted on April 1, 2013 and vest on December 31, 2017, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. The PRSUs will convert to shares of stock on December 31, 2017, or earlier upon a change in control of the Company.

(5)	The PRSUs were granted on April 2, 2012 and vest on December 31, 2016, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. The PRSUs will convert to shares of stock on December 31, 2016, or earlier upon a change in control of the Company.

(6)	The PRSUs were granted on April 1, 2011 and vest on December 31, 2015, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. The PRSUs will convert to shares of stock on December 31, 2015, or earlier upon a change in control of the Company.

(7)	The PRSUs were granted on April 1, 2010 and vest on December 31, 2014, or earlier upon a change in control of the Company or in the event of (i) the executive’s retirement from the Company or (ii) the executive’s employment with the Company is terminated due to death or disability. The PRSUs will convert to shares of stock on December 31, 2014, or earlier upon a change in control of the Company.

(8)	Reflects the value as calculated based on the closing price of the Company’s Common Stock on December 31, 2013 of $83.19 per share.

2013 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Thomas C. Gallagher	42,250	6,707,100	—	—
Paul D. Donahue	12,981	1,976,064	—	—
Carol B. Yancey	2,402	295,695	—	—
R. Bruce Clayton	2,472	310,320	—	—
William J. Stevens	17,337	2,564,700	—	—
Jerry W. Nix	—	—	—	—

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Value realized represents the fair market value of the shares on the vesting date.

Equity Compensation Plan Information

The following table gives information as of December 31, 2013 about the common stock that may be issued under all of the Company’s existing equity compensation plans:

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders:	359,200	(2)	$43.82	-0-
	4,220,518	(3)	$56.96	2,743,421	(5)
Equity Compensation Plans Not Approved by Shareholders:	74,905	(4)	n/a	925,095

Total	4,654,623		—	3,668,516

(1)	Reflects the maximum number of shares issuable pursuant to the exercise or conversion of stock options, stock appreciation rights, restricted stock units and common stock equivalents. The actual number of shares issued upon exercise of stock appreciation rights is calculated based on the excess of fair market value of our common stock on date of exercise and the grant price of the stock appreciation rights.

(2)	Genuine Parts Company 1999 Long-Term Incentive Plan, as amended.

(3)	Genuine Parts Company 2006 Long-Term Incentive Plan.

(4)	Genuine Parts Company Director’s Deferred Compensation Plan, as amended.

(5)	All of these shares are available for issuance pursuant to grants of full-value stock awards.

2013 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas C. Gallagher	Pension Plan	43.50	1,431,987	—
	Supplemental Retirement Plan	43.50	17,593,194	—
	Original Deferred Compensation Plan	34.00	590,351	—
Paul D. Donahue	Pension Plan	5.83	212,843	—
	Supplemental Retirement Plan	10.83	1,715,136	—
Carol B. Yancey	Pension Plan	17.67	309,947
	Supplemental Retirement Plan	22.67	641,650
R. Bruce Clayton	Pension Plan	17.75	1,103,032	—
	Supplemental Retirement Plan	17.75	1,550,318	—
William J. Stevens	Pension Plan	30.00	1,146,283	—
	Supplemental Retirement Plan	30.00	5,337,052	—
Jerry W. Nix	Pension Plan	34.67	1,342,736	72,325
	Supplemental Retirement Plan	34.67	5,317,368	272,245

The Pension Benefit Table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the last fiscal year with respect to The Genuine Parts Company Pension Plan (the “Pension Plan”), the Genuine Parts Company Supplemental Retirement Plan (the “SRP”), and The Genuine Parts Company Original Deferred Compensation Plan (the “ODCP”).

The Pension Plan is a broad-based, tax-qualified defined benefit pension plan, which provides a benefit upon retirement to eligible employees of the Company. It was amended effective March 1, 2008, to provide that employees hired on or after that date are not eligible to participate in the plan, and there are no new entrants to the Pension Plan after December 31, 2009. In general, all employees hired before March 1, 2008, except leased employees, independent contractors and certain collectively-bargained employees are eligible to participate. Benefits are based upon years of credited service and the average of the highest five nonconsecutive years of earnings out of the last ten years. Pension Plan earnings are generally based on total pay, but do not include deferred compensation. The service amounts shown in the table above for the Pension Plan and the SRP represent actual years of service with the Company. No additional years of credited service have been granted to the named executive officers under the Pension Plan or the SRP.

The Pension Plan was amended to freeze credited service as of December 31, 2008, while continuing to reflect future pay increases, for most plan participants (i.e., “a soft plan freeze”). Such participants began participating in a newly established company-sponsored 401(k) savings plan effective January 1, 2009. The soft plan freeze does not apply to service used for vesting purposes or to determine a participant’s eligibility for early retirement under the Pension Plan. Participants who satisfied a Rule of 70 criteria (age plus service equal to 70 or more) were given the option to remain under the old provisions. All named executive officers except Mr. Donahue and Ms. Yancey satisfied the Rule of 70 criteria and elected to remain under the old provisions.

Several forms of benefit payments are available under the Pension Plan. The Pension Plan offers a life annuity option, 50%, 75%, and 100% joint and survivor options, and a 10-year certain and life annuity option. Minimum lump sum distributions of benefits are available if less than or equal to $5,000. The payout option must be elected by the participant before benefit payments begin. All options available under the Pension Plan are actuarially equivalent.

The benefit payable for normal or early retirement under the Pension Plan is the greater of two benefits. The first benefit is a percentage of the participant’s average earnings less 50% of his Social Security benefit. The applicable percentage is based on years of credited service and increases by 0.5% per year of credited service from 40% at 15 years of service to 55% at 45 or more years of service. The second benefit is 30% of the participant’s average earnings. Only the second benefit is available to participants with less than 15 years of credited service. For such individuals, 30% of the participant’s average earnings is multiplied by a fraction with the numerator equal to credited service (not to exceed 180 months) and the denominator equal to 180.

The benefit payable for delayed retirement under the Pension Plan is the greater of two benefits. The first benefit is the normal retirement benefit determined based on the participant’s average earnings and credited service at his delayed retirement date. The second benefit is the normal retirement benefit actuarially increased from the participant’s normal retirement date to the delayed retirement date based on the attained age at each date.

As of December 31, 2013, Messrs. Gallagher, Clayton and Stevens were eligible for delayed retirement benefits. Early retirement benefit payments are available under the Pension Plan to participants who retire after attaining age 55 and completing 15 years of service. Early retirement benefits are reduced 0.5% for each month by which benefit commencement precedes normal retirement age (age 65 with five years of participation).

Termination benefits are calculated in the same manner as normal retirement benefits, except that (a) the benefit is calculated based on projected credited service at normal retirement date and then (b) the benefit is reduced by multiplying it by a service fraction equal to the ratio of credited service at termination to projected credited service at normal retirement date. Projected credited service at normal retirement date is determined as if the participant had continued in employment until his or her normal retirement. Under the terms of the Pension Plan, as of December 31, 2008, Mr. Donahue and Ms. Yancey did not satisfy Rule of 70 criteria and as a result, the numerator of their service fraction is frozen as of December 31, 2008, although projected credited service at normal retirement date continues to be determined as if they have earned credited service through their normal retirement date.

Participants are fully vested in their Pension Plan benefits after seven years of service, with partial vesting after three years of service. The Pension Plan was amended effective December 31, 2008, to provide that in general, only participants who satisfy Rule of 70 criteria and elect to remain under the old plan provisions may earn up to two years of additional credited service following termination due to disability and while receiving long term disability benefits from The Genuine Parts Company Long-Term Disability Plan. A 50% survivor annuity is payable to a participant’s spouse upon death prior to retirement. A surviving spouse may waive the 50% survivor benefit and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan.

Effective January 1, 2009, in the event of a change in control a participant’s benefit accrued under the Pension Plan is fully vested and, if the participant terminates employment within five years following the change in control, the participant may elect to receive an immediate lump sum distribution of the accrued benefit.

The Pension Plan was further amended in December 2012, to freeze future benefit accruals for all participants, including those who satisfy Rule of 70 criteria, as of December 31, 2013. In addition, all active participants with at least one hour of service after December 31, 2013 will be fully vested in their accrued benefits as of the same date. No further benefit accruals will be provided after 2013 for either additional credited service or future earnings. All benefits are frozen as of December 31, 2013, for all purposes including disability, termination and retirement. All active Pension Plan participants who satisfy Rule of 70 criteria and elected to remain under the old provisions will become eligible on January 1, 2014, for the company-sponsored 401(k) savings plan that was established effective January 1, 2009.

The SRP is a nonqualified defined benefit pension plan which covers pay and benefits above the qualified limits in the Pension Plan for participants who entered the plan prior to January 1, 2009, which applies to all named executive officers. In addition, the SRP includes deferred compensation. Otherwise, the provisions of the SRP in effect on December 31, 2008, are generally the same as those of the Pension Plan as in effect on that date, except benefits are payable only for retirement, disability, death or change in control. A participant who is eligible for early retirement and terminates employment due to a change in control will receive an immediate lump sum payment of any benefits due from the SRP.

The SRP was amended and restated effective January 1, 2009. The amended plan provides full vesting and an immediate lump sum payment if a participant dies, and full vesting of SRP benefits in the event the plan is terminated, the participant becomes disabled, or there is a change in control. Participants’ credited service in the SRP is not frozen as of December 31, 2008. Also, if a SRP participant’s credited service was frozen in the Pension Plan as amended effective December 31, 2008, an additional offset is applied to the benefits otherwise accrued under the SRP. This offset is determined based on the accumulated sum (with interest at 6.0% per year) of 3.8% of the participant’s Pension Plan earnings during each calendar year after December 31, 2008.

The SRP was later amended effective August 16, 2010, to provide that in the event of a participant’s death while in active service, the survivor benefit payable is 100% of the lump sum present value of the participant’s accrued benefit as of the date of death. Prior to the amendment, 50% of the lump sum present value was payable as a survivor benefit.

The SRP was most recently amended in December 2012 to change the benefit formula effective January 1, 2014. For all named executive officers except Mr. Donahue and Ms. Yancey, SRP benefits will continue to reflect an offset for Pension Plan benefits; however, this offset will be determined as if the Pension Plan were not frozen on December 31, 2013. As a result, future SRP benefits will remain unchanged following the Pension Plan freeze for these named executive officers. Beginning January 1, 2014, Mr. Donahue and Ms. Yancey’s SRP benefit will be calculated under a reduced benefit formula which applies to participants who entered the plan prior to January 1, 2009, and whose credited service was frozen in the Pension Plan as of December 31, 2008. The reduced benefit formula is based on all years of credited service and earnings, and is subject to a minimum benefit equal to the accrued SRP benefit as of December 31, 2013. The reduced formula is a percentage of the participant’s average earnings less 50% of their Social Security benefit. The applicable percentage is based on years of credited service and increases by 0.5% per year of credited service from 30% at 15 years of service to

45% at 45 or more years of service. For participants with less than 15 years of credited service, the applicable percentage is equal to 30% multiplied by a fraction with the numerator equal to credited service (not to exceed 180 months) and the denominator equal to 180. Under the reduced SRP benefit formula there is an offset for the Pension Plan benefit, but no other offsets apply.

Benefits earned under the SRP are paid from Company assets, and are grossed-up for any FICA taxes due for participants who entered the plan prior to January 1, 2009. Executives sign a joinder agreement to become participants in the SRP and select an optional form of benefit payment in the agreement. SRP participants may change their payment form elections at any time prior to benefit commencement.

Amounts reported in the 2013 Pension Benefits table as the actuarial present value of accumulated benefits under the Pension Plan and the SRP are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statement disclosures for year-end, and are assumed to be payable immediately for Messrs. Gallagher, Stevens and Clayton and at age 65 for Mr. Donahue and Ms. Yancey. Mr. Nix commenced payment of his Pension and SRP benefits effective May 1, 2013. The present value of future payments due to him as of December 31, 2013, are represented in the table. The interest rate assumptions at December 31, 2013, are 5.15% for the Pension Plan and 4.95% for the SRP. The mortality assumption for the Pension Plan is based on the RP 2000 Mortality Table, with a blue collar adjustment, and with mortality improvements projected to 2021 using Scale AA. The mortality assumption for the SRP is the same except that a white collar adjustment is applied. SRP benefits have been adjusted by 2.35% as of December 31, 2013, to account for estimated FICA tax gross-ups (but not for any income tax adjustment on such gross-ups).

The ODCP is a nonqualified plan that provides an annuity benefit, funded partially by executive salary deferrals. Mr. Gallagher is the only named executive officer in this plan, and no salary deferrals have been made under the plan since 2012 following Mr. Gallagher’s attainment of his normal retirement age in 2012. The retirement benefit is derived by converting the account balance at the retirement date to an annuity, using insurance company annuity tables applicable to individuals of similar age and risk categories. The annuity is then doubled to arrive at the retirement benefit amount. The retirement benefit is payable as a 10-year certain and life annuity as of January 1, 2014, for Mr. Gallagher. These benefits are payable from Company assets. The service amount shown in the table represents the period during which Mr. Gallagher has been making salary deferrals for benefits provided by the ODCP. The 2013 Pension Benefits table shows no increase in credited service under the Original Deferred Compensation Plan since the prior year given that there have been no deferrals under the plan by Mr. Gallagher since 2012. Amounts reported in the 2013 Pension Benefits table as the actuarial present value of accumulated benefits under the ODCP are computed based the final insurance company calculation of benefit amounts payable on January 1, 2014 (assuming no future salary deferrals) and the interest and mortality assumptions the Company uses for purposes of financial statement disclosures of the SRP referred to above.

2013 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Thomas C. Gallagher	—	—	263,157	—	1,826,693
Paul D. Donahue	—	—	30,830	—	199,449
Carol B. Yancey	10,000	—	46,701	—	209,716
R. Bruce Clayton	—	—	35,387	—	158,441
William J. Stevens	—	—	—	—	—
Jerry W. Nix	—	—	281,580	228,663	952,927

(1)	Reflects amounts earned in 2013 on account balances under the Company’s Tax Deferred Savings Plan.

(2)	Includes the following amounts of contributions to the Tax Deferred Savings Plan by the named executive officers that were previously reported as compensation to the named executive officers in the Company’s Summary Compensation Table for previous years: Mr. Gallagher, $200,000; Mr. Nix, $513,461; Mr. Donahue, $169,723; Mr. Clayton, $18,714.

The Genuine Parts Company Tax Deferred Savings Plan is a nonqualified deferred compensation plan pursuant to which the named executive officers may elect to defer up to 100% of their annual incentive bonus. Deferral elections are due by June 30 of each year, and are irrevocable. These deferral elections are for the bonus earned during that year, which would otherwise be payable in February of the following year. Effective January 1, 2011, the Plan was amended to allow executives to defer up to 100% of their annual salary. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. Payment begins on the first day of the seventh month following the executive’s termination of service. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or installments of five (5), ten (10), or fifteen (15) years. Hardship withdrawals are available for unforeseeable emergency financial hardship situations. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). All accounts would be immediately distributed upon a change in control of the Company.

POST TERMINATION PAYMENTS AND BENEFITS

Benefits to Named Executive Officers in the Event of a Change in Control.    The Company does not have employment agreements with any of its executive officers. The Company has entered into change in control agreements with certain executive officers, including the named executive officers. These agreements provide severance payments and benefits to the executive if his employment is terminated within two years after a change in control of the Company, if the change in control occurs during the term of the agreement. The change in control agreements have a three year term with automatic annual extensions unless either party gives notice of non-renewal.

Under each of the change in control agreements, if the executive is terminated by the Company without cause or the executive resigns for good reason (as such terms are defined in the agreement), within two years after a change in control, he or she will receive a pro rata bonus for the year of termination, plus a lump sum severance payment equal to a multiple (three in the case of Mr. Gallagher and two in the case of Ms. Yancey and Messrs. Donahue, Clayton and Stevens) of the executive’s then-current annual salary and the average of the annual bonuses he or she received in the three years prior to the year of termination. In addition, the Company will continue to provide the executive with group health coverage for a period of 24 months.

If the executive’s employment is terminated by the Company for cause or he resigns without good reason, the agreement will terminate without further obligation of the Company other than the payment of any accrued but unpaid salary or benefits. In the case of death, disability or retirement, the executive, or his estate, would be entitled to payment of any accrued but unpaid salary or benefits, plus a pro rata bonus for the year in which the termination occurred.

The change in control agreements provide for a gross-up of applicable excise tax imposed under Section 4999 of the Internal Revenue Code, provided that amounts determined to be parachute payments exceed 110% of the amount that could be paid without triggering the excise tax. If the parachute payments are less than that threshold amount, the payments will be limited to the maximum amount that could be paid without triggering the excise tax.

Summary of Termination Payments and Benefits.    The following tables summarize the value of the termination payments and benefits that our named executive officers would receive if they had terminated employment on December 31, 2013 under the circumstances shown. The tables exclude (i) amounts accrued through December 31, 2013 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for 2013 and (ii) vested account balances under our Partnership Plan, which is a 401(k) plan that is generally available to all of our salaried employees. The amounts shown for Mr. Nix reflect the actual payments and benefits he was entitled to receive upon his retirement from the Company on May 1, 2013.

Thomas C. Gallagher

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	10,553,872	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	1,430,480	1,661,140	1,661,140	—	1,661,140
Restricted Stock and PRSUs(3)	3,327,600	4,450,665	4,450,665	—	4,450,665
Retirement Benefits
Pension Plan(4)	117,554	58,777	117,554	117,554	117,554	(5)
Supplemental Retirement Plan(6)	1,205,406	17,937,307	1,205,406	1,205,406	21,500,287	(7)
Original Def Comp Plan(8)	48,157	48,157	48,157	48,157	618,447	(9)
Tax-Deferred Savings Plan(10)	1,826,693	1,826,693	1,826,693	1,826,693	1,826,693
Other Benefits
Health & Welfare Coverage	—	—	—	—	16,536	(11)
Estimated 280G “Cut-Back” to Avoid Excise Tax					436,876
Total	7,955,890	25,982,739	9,309,615	3,197,810	41,182,070

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2013 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2013 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable beginning January 1, 2014. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan.

(5)	Mr. Gallagher may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Gallagher if he terminated December 31, 2013 following a change in control is $1,872,811.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 100% joint and survivor annuity option elected by Mr. Gallagher. The death benefit shown is payable as a lump sum to Mr. Gallagher’s beneficiary in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2014. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 2.35% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $393,982. The Supplemental Retirement Plan was amended, effective January 1, 2009, to provide that no new employee may commence participation in the plan on or after such effective date.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $493,656.

(8)	Original Deferred Compensation Plan benefits are payable as a 10-year certain and life annuity. Since Mr. Gallagher attained age 65 in 2012, the benefits commence on January 1, 2014 under the terms of the agreements.

(9)	Amount reflects a lump sum distribution of benefits as required under the plan in the event of termination following a change in control.

(10)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(11)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

Paul D. Donahue

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	2,316,155	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	426,300	426,300	—	426,300
Restricted Stock and PRSUs(3)	—	1,316,315	1,316,315	—	1,316,315
Retirement Benefits
Pension Plan(4)	24,514	12,257	24,514	24,514	24,514	(5)
Supplemental Retirement Plan(6)	—	1,594,082	199,536	—	2,381,944	(7)
Tax-Deferred Savings Plan(8)	199,449	199,449	199,449	199,449	199,449
Other Benefits
Health & Welfare	—	—	—	—	27,072	(9)
Estimated 280G Tax Gross-Ups	—	—	—	—	1,669,266	(10)
Total	223,963	3,548,403	2,166,114	223,963	8,361,015

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2013 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2013 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable at age 65. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan.

(5)	Mr. Donahue may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Donahue if he terminated December 31, 2013 following a change in control is $320,788.

(6)	The Supplemental Retirement Plan provides for 100% vesting upon death, disability or the occurrence of a change in control. No benefits are payable if termination occurs for other reasons prior to eligibility for early retirement (at least age 55 with at least 15 years of service). The death benefit shown is payable as a lump sum to Mr. Donahue’s beneficiary in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable to Mr. Donahue at age 65. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to the benefit accrued under the plan as of December 31, 2013 and payable at age 65 under the elected single life annuity option.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $54,690.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(10)	The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 39.6% federal income tax rate, a 2.35% Medicare tax rate and a 6% state income tax rate.

Carol B. Yancey

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	1,382,385	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	—	151,539	151,539	—	151,539
Restricted Stock and PRSUs(3)	—	833,980	833,980	—	833,980
Retirement Benefits
Pension Plan(4)	47,778	310,120	47,778	47,778	47,778	(5)
Supplemental Retirement Plan(6)	—	531,033	89,302	—	971,833	(7)
Tax-Deferred Savings Plan(8)	209,716	209,716	209,716	209,716	209,716
Other Benefits
Health & Welfare	—	—	—	—	17,112	(9)
Estimated 280G Tax Gross-Ups	—	—	—	—	929,835	(10)
Total	257,494	2,036,388	1,332,315	257,494	4,544,178

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2013 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2013 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable at age 65 (apart from that from death). The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan. For Ms. Yancey, the lump sum death benefit under the Death Benefit Plan is larger than the equivalent benefit under the Pension Plan when compared on a present value basis; therefore, the death benefit amount shown above reflects the immediate lump sum payable under the Death Benefit Plan.

(5)	Ms. Yancey may elect to receive her pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Ms. Yancey if she terminated December 31, 2013 following a change in control is $508,003.

(6)	The Supplemental Retirement Plan provides for 100% vesting upon death, disability or the occurrence of a change in control. No benefits are payable if termination occurs for other reasons prior to eligibility for early retirement (at least age 55 with at least 15 years of service). The death benefit shown is payable as a lump sum to Ms. Yancey’s beneficiary in the event of her death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable to Ms. Yancey at age 65. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to the benefit accrued under the plan as of December 31, 2013 and payable at age 65 under the elected single life annuity option.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $22,314.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

(10)	The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 39.6% federal income tax rate, a 2.35% Medicare tax rate and a 6% state income tax rate.

R. Bruce Clayton

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	1,423,899	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	151,539	178,247	178,247	—	178,247
Restricted Stock and PRSUs(3)	418,030	567,772	567,772	—	567,772
Retirement Benefits
Pension Plan(4)	92,519	46,260	92,519	92,519	92,519	(5)
Supplemental Retirement Plan(6)	112,671	1,586,508	112,671	112,671	1,883,124	(7)
Tax-Deferred Savings Plan(8)	158,441	158,441	158,441	158,441	158,441
Other Benefits
Health & Welfare	—	—	—	—	16,536	(9)
Total	933,200	2,537,228	1,109,650	363,631	4,320,538

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2013 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2013 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable on January 1, 2014. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan.

(5)	Mr. Clayton may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Clayton if he terminated December 31, 2013 following a change in control is $1,434,347.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 75% joint and survivor annuity option elected by Mr. Clayton. The death benefit shown is payable as a lump sum to Mr. Clayton’s beneficiary in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2014. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 2.35% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $35,084. The Supplemental Retirement Plan was amended, effective January 1, 2009, to provide that no new employee may commence participation in the plan on or after such effective date.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $43,237.

(8)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

(9)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

William J. Stevens

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	2,206,604	(1)
Acceleration of Equity Awards
Stock Options and SARs(2)	362,588	426,930	426,930	—	426,930
Restricted Stock and PRSUs(3)	1,061,005	1,418,722	1,418,722	—	1,418,722
Retirement Benefits
Pension Plan(4)	92,893	46,446	92,893	92,893	92,893	(5)
Supplemental Retirement Plan(6)	394,994	5,433,142	394,994	394,994	6,541,488	(7)
Other Benefits
Health & Welfare	—	—	—	—	16,536	(8)
Total	1,911,480	7,325,240	2,333,539	487,887	10,703,173

(1)	Severance payment payable in lump sum pursuant to the change in control agreement described above.

(2)	Reflects the excess of the fair market value of the underlying shares as of December 31, 2013 over the exercise or base price of all unvested options and SARs the vesting of which accelerates in connection with the specified event.

(3)	Reflects the fair market value as of December 31, 2013 of restricted stock and shares underlying PRSUs the vesting of which accelerates in connection with the specified event.

(4)	Pension Plan benefits shown for all termination scenarios are annual annuities assuming a 50% joint and survivor annuity option and are assumed to be payable on January 1, 2014. The disability benefit is assumed to be payable at age 65. The surviving spouse may elect to waive the death benefit from the Pension Plan and elect instead to receive a benefit from The Genuine Parts Company Death Benefit Plan.

(5)	Mr. Stevens may elect to receive his pension benefit in the form of a lump sum payment in the event of termination within five years following a change in control. A lump sum option is not otherwise available under the plan. The lump sum payable to Mr. Stevens if he terminated December 31, 2013 following a change in control is $1,503,076.

(6)	Supplemental Retirement Plan benefits shown for all termination scenarios (except death and involuntary termination following a change in control) assume payment under the 50% joint and survivor annuity option elected by Mr. Stevens. The death benefit shown is payable as a lump sum to Mr. Stevens’ beneficiary in the event of his death. The lump sum death benefit is calculated as 100% of the present value of the single life annuity payable on January 1, 2014. Disability benefits under the Supplemental Retirement Plan are assumed to be equal to early retirement benefits and are payable on January 1, 2014. The Supplemental Retirement Plan annuity benefits shown in the table do not reflect estimated FICA tax gross-ups paid by the Company. The estimated FICA tax gross-up, based on 2.35% of the lump sum value of the Supplemental Retirement Plan benefit calculated on the FICA tax basis for the plan, is $121,083. The Supplemental Retirement Plan was amended, effective January 1, 2009, to provide that no new employee may commence participation in the plan on or after such effective date.

(7)	An immediate lump sum distribution of benefits is required in the event of termination following a change in control. The lump sum value of the benefit calculated includes an estimated FICA tax gross-up amount of $150,195.

(8)	Reflects the cost of 24 months of continued group health coverage pursuant to the change in control agreement described above. In order to comply with Internal Revenue Code section 409A, during the last 6 months of this continued coverage period, the Company will satisfy its obligation to provide group health coverage by making 6 monthly installment payments to the executive in an amount equal to the monthly cost of providing such coverage, based upon the “applicable premium” under COBRA.

Jerry W. Nix

Benefit	Retirement ($)	Death ($)	Disability ($)	Termination by Company or Executive Other Than Retirement, Death or Disability ($)	Involuntary Termination Following a Change in Control ($)
Cash Severance	—	—	—	—	—
Acceleration of Equity Awards
Stock Options and SARs(1)	426,954	—	—	—	—
Restricted Stock and PRSUs(2)	1,384,947	—	—	—	—
Retirement Benefits
Pension Plan(3)	108,492	—	—	—	—
Supplemental Retirement Plan(3)	408,372	—	—	—	—
Tax-Deferred Savings Plan(4)	952,927	—	—	—	—
Other Benefits
Health & Welfare	—	—	—	—	—
Total	3,281,692	—	—	—	—

(1)	Reflects the excess of the fair market value of the underlying shares as of May 1, 2013 over the base price of all SARs that became vested in connection with Mr. Nix’s retirement from the Company on May 1, 2013.

(2)	Reflects the fair market value as of May 1, 2013 of shares underlying PRSUs that became vested in connection with Mr. Nix’s retirement from the Company on May 1, 2013.

(3)	Mr. Nix retired from the Company on May 1, 2013 and elected a 75% joint and survivor option for his Pension Plan and Supplemental Retirement Plan benefits.

(4)	Benefits payable under the Tax Deferred Savings Plan are described and quantified in the Nonqualified Deferred Compensation table in this proxy statement.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Compensation, Nominating and Governance Committee of the Board of Directors of Genuine Parts Company oversees the compensation programs of Genuine Parts Company on behalf of the Board. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and in this proxy statement, each of which has been filed with the SEC.

Members of the Compensation, Nominating and

Governance Committee:

Michael M.E. Johns, M.D. (Chair)

John R. Holder

John D. Johns

Gary W. Rollins

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The following directors served on the Compensation, Nominating and Governance Committee during all or a portion of 2013: Michael M.E. Johns, M.D., J. Hicks Lanier (served as Chair until his retirement from the Board on April 22, 2013), John R. Holder, John D. Johns, and Gary W. Rollins. None of such persons was an officer or employee of the Company during 2013 or at any time in the past. During 2013, as noted above, J. Hicks Lanier, Chairman and former CEO of Oxford Industries, Inc., served as a Director of the Company and as Chairman of the Compensation, Nominating and Governance Committee until his retirement from the Board on April 22, 2013. Thomas C. Gallagher, Chairman and CEO of the Company joined the Oxford Industries, Inc. Board on June 20, 2013. Mr. Gallagher’s service on the Oxford Board did not overlap with Mr. Lanier’s service on the Company’s Board or as Chair of the Compensation, Nominating, and Governance Committee. None of the remaining members of the Compensation, Nominating and Governance Committee had any relationship with the Company requiring disclosure under applicable rules of the SEC. Other than noted above, none of our executive officers served as a member of the Board of Directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation, Nominating and Governance Committee.

COMPENSATION OF DIRECTORS

2013 Director Compensation

NAME	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Mary B. Bullock	2013	62,500	154,240			216,740
Jean Douville	2013	—	—	135,815	(2)	135,815
George C. Guynn	2013	62,500	154,240			216,740
John R. Holder	2013	65,000	154,240			219,240
John D. Johns	2013	60,000	154,240			214,240
Michael M. E. Johns, M.D.	2013	65,000	154,240			219,240
Robert C. Loudermilk, Jr.	2013	62,500	154,240			216,740
Wendy B. Needham	2013	67,500	154,240			221,740
Jerry W. Nix	2013	27,500	—			27,500
Gary W. Rollins	2013	65,000	154,240			219,240

(1)	Represents the aggregate grant date total fair value of stock awards determined in accordance with FASB ASC Topic 718. The awards reflected in this column consist of 2,000 RSUs granted to each non-employee director on April 1, 2013, the grant date fair value of which was $154,240 (based on the closing price of the Company’s common stock on the grant date).

The aggregate number of RSUs held by each director as of December 31, 2013 was as follows:

Director	Number of RSUs
Mary B. Bullock	8,305
Jean Douville	—
George C. Guynn	8,305
John R. Holder	6,276
John D. Johns	8,305
Michael M. E. Johns, M.D.	8,305
Robert C. Loudermilk, Jr.	6,276
Wendy B. Needham	8,305
Gary W. Rollins	8,305

(2)	Mr. Douville is an employee of our wholly-owned subsidiary, UAP Inc., a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. For 2013, Mr. Douville received a base salary equal to $72,833, plus $62,982 in other benefits, including a car allowance, flexible spending account and other miscellaneous perquisites.

Compensation payable to the Company’s non-employee directors is evaluated and determined by the Company’s full Board of Directors. Non-employee directors of the Company are paid $12,500 per quarter for service as director, plus $1,250 per board and committee meeting attended, except that the Chair of the Audit Committee and the Compensation, Nominating and Governance Committee are paid $13,750 per quarter and $1,250 per board and committee meeting attending. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Directors’ Deferred Compensation Plan. In addition, non-employee directors may from time to time be granted restricted stock units pursuant to the provisions of the Genuine Parts Company 2006 Long Term Incentive Plan. On April 1, 2013 each non-employee director serving on such date was granted 2,000 RSUs. Each RSU represents a fully vested right to receive one share of our common stock on April 1, 2018, or earlier upon a termination of service as a director by reason of death, disability or retirement, or upon a change in control of the Company.

Each non-employee director is required to own shares of Company common stock valued at three times his or her annual cash retainer for the prior fiscal year measured against the average stock price for the preceding three fiscal years. Directors will have five years from the date of election to the Board to attain such a level of ownership. Shares counted toward this requirement will be based on shares beneficially owned by such Director (as defined by the SEC’s rules and regulations) including restricted stock units and director deferred compensation shares, but excluding unexercised options.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors, executives or other related persons can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter and in accordance with the (1) the Code of Conduct and Ethics for Employees, Officers, Contract and/or Temporary Workers and Directors of Genuine Parts Company and (2) the Genuine Parts Company Code of Conduct and Ethics for Senior Financial Officers, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal policy which requires the Company’s Compensation, Nominating and Governance Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors, executives or other related persons had, has or will have a direct or indirect material interest. After its review, the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith. The policy is attached as Appendix A to the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.genpt.com.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. At the 2013 Annual Meeting of Shareholders, approximately 94% of the shares present and entitled to vote were voted in support of the Company’s compensation program. We plan to hold this vote annually, so our Board of Directors is again submitting a non-binding shareholder vote on our executive compensation as described in this proxy statement (commonly referred to as “say-on-pay”). The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this proxy statement.

As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. Highlights of our executive compensation program, as described above in the Compensation Discussion and Analysis, are:

•	Competitive pay at or under the size-adjusted 50th percentile of the market data;

•	A pay program that is heavily performance-based, using multiple performance measures;

•	A long-term incentive program that is entirely performance-based and aligned with shareholder interests through a link to stock price;

•	Stock ownership requirements for executives, which align the interests of the executives and shareholders;

•	Few perquisites;

•	No employment contracts with our named executive officers or guaranteed severance except in the case of change in control;

•	Market-level change in control severance and no excise tax gross-ups for individuals becoming eligible for change in control protection after January 1, 2009;

•	Clawback provision included in our Annual Incentive Plan.

In sum, our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the 2013 compensation of our named executive officers is reflective of and consistent with that intent.

This say-on-pay proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative compensation disclosure contained in this Proxy Statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation, Nominating and Governance Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the Committee or create or imply any additional fiduciary duty by our directors. Our Board and Compensation, Nominating and Governance Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation, Nominating and Governance Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the current fiscal year ending December 31, 2014. Our Board of Directors has unanimously endorsed this selection. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to provide federal, state and international tax return preparation, advisory and related services to the Company during 2014.

Although ratification by the shareholders of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by law or by the Bylaws of the Company, the Audit Committee believes it is appropriate to seek shareholder ratification of this selection in light of the critical role played by the independent auditors in auditing the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. If this selection is not ratified at the Annual Meeting, the Audit Committee may investigate the reasons for the shareholders’ rejection and would reconsider its selection of independent auditors for the fiscal year ending December 31, 2014.

Ernst & Young LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2013. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s consolidated financial statements for 2012 and 2013, the auditor’s report on the effectiveness of internal control over financial reporting as of December 31, 2012 and 2013 and for the reviews of the Company’s consolidated financial statements included in the Company’s quarterly reports on Form 10-Q filed with the SEC during 2012 and 2013 were approximately $4.2 million and $5.2 million, respectively. The increase in audit fees for 2013 was due in part to a one-time expense related to the Company’s acquisition of GPC Asia Pacific (formerly the Exego Group Pty Ltd,) which closed on April 1, 2013. The remaining increase relates to the recurring audit procedures and statutory audit for GPC Asia Pacific.

Audit Related Fees.    The aggregate fees billed by Ernst & Young LLP for 2012 and 2013 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees” were approximately $260,000 and $211,000, respectively. These services primarily related to the Company’s benefit plans and accounting consultations.

Tax Fees.    The aggregate fees billed by Ernst & Young LLP for 2012 and 2013 for professional services rendered for tax compliance and tax advice for the Company were $2.3 million and $4.0 million, respectively. The increase in tax fees for 2013 was primarily due to a one-time expense related to the Company’s acquisition of Exego Group Pty Ltd, which closed on April 1, 2013.

All Other Fees.    No fees were billed by Ernst & Young LLP for professional services rendered during 2012 and 2013 other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”

Audit Committee Pre-Approval Policy

Under the Audit Committee’s Charter and its Pre-Approval Policy, the Audit Committee is required to approve in advance the terms of all audit services as well as all permissible audit related and non-audit services to be provided by the independent auditors. Unless a service to be provided by the independent auditors has received approval under the Pre-Approval Policy, it will require specific pre-approval by the Audit Committee. The Pre-Approval Policy is detailed as to the particular services to be provided, and the Audit Committee is to be informed about each service provided. Non-audit services may be approved by the Chair of the Committee and reported to the full Audit Committee at its next meeting but may not be approved by the Company’s management.

The Audit Committee must approve the annual audit engagement services prior to the commencement of any audit work. The Audit Committee also must approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items, if any. In the event audit related or non-audit services that are pre-approved under the Pre-Approval Policy have an estimated cost in excess of certain dollar thresholds, these services require approval by the Audit Committee or by the Chair of the Audit Committee.

In determining the approval of services by the independent auditors, the Audit Committee or its Chair evaluates each service to determine whether the performance of such service would (a) impair the auditor’s independence; (b) create a mutual or conflicting interest between the auditor and the Company; (c) place the auditor in the position of auditing its own work; (d) result in the auditor acting as management or an employee of the Company; or (e) place the auditor in a position of being an advocate for the Company.

All of the services described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Audit Committee pursuant to legal requirements and the Audit Committee Charter and the Pre-Approval Policy.

Audit Committee Review

The Audit Committee has reviewed the services rendered by Ernst & Young LLP during 2013 and has determined that the services rendered are compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of five directors who are independent of the Company and management as required by the NYSE corporate governance listing standards and by SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2013 and reports of management and of the independent auditors on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and the independent auditors the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s 2013 Annual Report to Shareholders and its Annual Report on Form 10-K for the year ended December 31, 2013.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Interim Auditing Standards AU Section 380, Communication With Audit Committees. In addition, the Audit Committee has discussed with the independent auditors the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence, and has considered the compatibility of non-audit services with the auditor’s independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their integrated audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the year ended December 31, 2013 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Audit Committee and the Board of Directors have also approved the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014.

Members of the Audit Committee:

Wendy B. Needham (Chair)

Mary B. Bullock

George C. Guynn

John R. Holder

Robert C. Loudermilk, Jr.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2013, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of approximately $9,000 and reimbursement of certain expenses. Officers and regular employees of the Company, receiving no additional compensation, may also assist in the solicitation. Solicitation may be by mail, telephone, Internet or personal contact.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC’s rules permit us, with your permission, to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the affected shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, or if you are currently receiving multiple copies and prefer to receive only a single copy in the future you can so request by calling us at (770) 953-1700 or by writing to us at any time at the following address: Investor Relations, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339.

A majority of brokerage firms have instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.

OTHER MATTERS

Management does not know of any matters to be brought before the Annual Meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the Annual Meeting, the persons designated as proxies will vote thereon as recommended by the Board of Directors or, if the Board of Directors makes no recommendation, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

A shareholder proposal for business to be brought before the 2015 Annual Meeting of Shareholders (other than nominations of persons to serve as directors) will be acted upon only in the following circumstances:

•

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement — To be considered for inclusion in next year’s proxy statement, shareholder proposals, submitted in accordance with the SEC’s Rule 14a-8, must be received at our principal executive officers no later than the close of business on October 29, 2014 and must comply with all applicable SEC rules.

•

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting of Shareholders — Any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but is instead sought to be presented directly at the 2015 Annual Meeting of Shareholders should be received at our principal executive offices no later than the close of business on January 12, 2015. Proposals should contain detailed information about the proposal and the shareholder proponent. SEC rules permit management to vote proxies in its discretion on such proposals in certain cases if the shareholder does not comply with this deadline, and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

All recommendations of persons for nomination to the Board of Directors of the Company must be received at our principal executive offices no later than the close of business on the 90th day (November 29, 2014) and no earlier than the close of business on the 120th day (October 30, 2014) prior to the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting and must contain the information specified in and otherwise comply with our By-laws. See Section 3.4 “Certain Nomination Requirements.” However, if the date of the 2015 Annual Meeting of Shareholders is held more than 30 calendar days earlier than or 70 calendar days after the anniversary of this year’s meeting, notice by the shareholder, to be timely, must be received no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the date of the 2015 Annual Meeting of Shareholders or, if the first public announcement of the date of the 2015 Annual Meeting of Shareholders is less than 100 days prior to the date of the 2015 Annual Meeting of Shareholders, the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting of Shareholders is first made by the Company.

All shareholder proposals and recommendations of persons for nomination to the Board should be sent to Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339, Attention: Corporate Secretary.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 28, 2014.

Vote by Internet
• Go to www.investorvote.com/GPC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR the thirteen listed nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Dr. Mary B. Bullock	☐	☐	02 - Paul D. Donahue	☐	☐	03 - Jean Douville	☐	☐
04 - Gary P. Fayard	☐	☐	05 - Thomas C. Gallagher	☐	☐	06 - George C. “Jack” Guynn	☐	☐
07 - John R. Holder	☐	☐	08 - John D. Johns	☐	☐	09 - Michael M. E. Johns, M.D	☐	☐
10 - Robert C. “Robin” Loudermilk, Jr.	☐	☐	11 - Wendy B. Needham	☐	☐	12 - Jerry W. Nix	☐	☐
13 - Gary W. Rollins	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐	3. Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Genuine Parts Company

Proxy Solicited by Board of Directors of Genuine Parts Company for the

Annual Meeting of Shareholders to be held April 28, 2014

The undersigned hereby appoints THOMAS C. GALLAGHER and CAROL B. YANCEY, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 28, 2014 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting.

Your shares will be voted in accordance with your instructions. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1, 2 AND 3.

YOUR VOTE IS IMPORTANT

Please vote, sign, date and return the proxy card promptly using the enclosed envelope.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR the thirteen listed nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Dr. Mary B. Bullock	☐	☐	02 - Paul D. Donahue	☐	☐	03 - Jean Douville	☐	☐
04 - Gary P. Fayard	☐	☐	05 - Thomas C. Gallagher	☐	☐	06 - George C. “Jack” Guynn	☐	☐
07 - John R. Holder	☐	☐	08 - John D. Johns	☐	☐	09 - Michael M. E. Johns, M.D.	☐	☐
10 - Robert C. “Robin” Loudermilk, Jr.	☐	☐	11 - Wendy B. Needham	☐	☐	12 - Jerry W. Nix	☐	☐
13 - Gary W. Rollins	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory vote on executive compensation.	☐	☐	☐	3. Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Genuine Parts Company

Proxy Solicited by Board of Directors of Genuine Parts Company for the

Annual Meeting of Shareholders to be held April 28, 2014

The undersigned hereby appoints THOMAS C. GALLAGHER and CAROL B. YANCEY, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 28, 2014 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting.

Your shares will be voted in accordance with your instructions. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSALS 1, 2 AND 3.

YOUR VOTE IS IMPORTANT

Please vote, sign, date and return the proxy card promptly using the enclosed envelope.